EXHIBIT 10.4

CREDIT AGREEMENT

dated as of March 31, 2008

Among

FLOTEK INDUSTRIES, INC.

as Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative Agent, Issuing Lender and Swing Line Lender,

and

THE LENDERS NAMED HEREIN

as Lenders

$65,000,000

WELLS FARGO BANK, NATIONAL ASSOCIATION

As Lead Arranger

i

(continued)

(continued)

(continued)

EXHIBITS:

Exhibit A	– Form of Assignment and Acceptance

Exhibit B	– Form of Borrowing Base Certificate

Exhibit C	– Form of Compliance Certificate

Exhibit D	– Form of Guaranty

Exhibit E	– Form of Notice of Borrowing

Exhibit F	– Form of Notice of Continuation or Conversion

Exhibit G	– Form of Pledge and Security Agreement

Exhibit H-1	– Form of Revolving Note

Exhibit H-2	– Form of Swing Line Note

Exhibit H-3	– Form of Term Note

(continued)

SCHEDULES:

Schedule I	– Pricing Schedule

Schedule II	– Commitments, Applicable Lending Offices, Contact Information

Schedule 3.1	– Owned and Leased Real Properties

Schedule 4.1	– Organizational Information

Schedule 4.5	– Owned Real Properties

Schedule 4.10	– Environmental

Schedule 4.11	– Subsidiaries

Schedule 6.1	– Existing Debt

Schedule 6.2	– Permitted Liens

Schedule 6.3	– Permitted Investments

v

CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of March 31, 2008 (the “Agreement”) is among (a) Flotek Industries, Inc., a Delaware corporation (“Borrower”), (b) the Lenders (as defined below), and (c) Wells Fargo Bank, National Association as Swing Line Lender (as defined below), Issuing Lender (as defined below), and as Administrative Agent (as defined below) for the Lenders.

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Certain Defined Terms. The following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Security Interest” means a security interest which (a) exists in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, (b) is superior to all other security interests (other than the Permitted Liens), (c) secures the Obligations, and (d) is perfected and enforceable against the Credit Party which created such security interest.

“Account Control Agreement” shall mean, as to any deposit account of Borrower or any Guarantor held with a bank, an agreement or agreements in form and substance reasonably acceptable to Administrative Agent among the Borrower or Guarantor, as applicable, owning such deposit account, the Administrative Agent and such other bank governing such deposit account.

“Acquisition” means the purchase by the Borrower or any of its Subsidiaries of any business, including the purchase of associated assets or operations or the Equity Interests of a Person.

“Adjusted Base Rate” means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 0.5%. Any change in the Adjusted Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

“Administrative Agent” means Wells Fargo in its capacity as agent for the Lenders pursuant to Article 9 and any successor agent pursuant to Section 8.7.

“Advance” means any advance by a Lender or the Swing Line Lender to the Borrower as a part of a Borrowing.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.

“Affected Lender” has the meaning set forth in Section 2.14.

“Agreement” means this Credit Agreement among the Borrower, the Lenders, the Swing Line Lender, the Issuing Lender and the Administrative Agent as it may be amended, supplemented, restated and otherwise modified from time to time.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Advance.

“Applicable Margin” means, at any time with respect to each Type of Advance, the Letters of Credit and the Commitment Fee, the percentage rate per annum which is applicable at such time with respect to such Advance, Letter of Credit or Commitment Fee as set forth in Schedule I and subject to further adjustments as set forth Section 2.8(d).

“Assignment and Acceptance” means an assignment and acceptance executed by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the same form as Exhibit A.

“AutoBorrow Agreement” means any agreement providing for automatic borrowing services between the Borrower and the Swing Line Lender.

“Availability” means, as of a date of determination, an amount equal to (a) the lesser of (i) the aggregate Revolving Commitments in effect at such time and (ii) the Borrowing Base in effect at such time, minus (b) the sum of (i) the outstanding amount of all Revolving Advances plus (ii) the outstanding amount of all Swing Line Advances plus (iii) the Letter of Credit Exposure.

“Banking Services” means each and any of the following bank services provided to any Credit Party by Wells Fargo or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Borrower or any other Credit Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Base Rate Advance” means an Advance which bears interest based upon the Adjusted Base Rate.

“Bilateral Agreement” means that certain Credit Agreement dated as of August 31, 2007 between the Borrower and Wells Fargo as the sole lender, as heretofore and hereafter amended.

“Bilateral Collateral” means the real and personal properties of the Borrower subject to a real estate mortgage or deed of trust in favor of Wells Fargo in effect on the Effective Date and securing the Borrower’s obligations under the Bilateral Agreement or any Guarantor’s obligations under any guaranty agreement executed in connection with the Bilateral Agreement.

“Borrower” means Flotek Industries, Inc., a Delaware corporation.

“Borrowing” means a Revolving Borrowing, Term Borrowing or a Swing Line Borrowing.

“Borrowing Base” means, without duplication, the sum of the following, determined as of the date of the Borrowing Base Certificate then most recently delivered pursuant to this Agreement:

(a) 85% of Eligible Receivables of the Credit Parties plus

(b) an amount equal to 50% of Eligible Inventory of the Credit Parties; provided that, in no event shall the number determined under this clause (b) exceed 50% of the Borrowing Base.

Any change in the Borrowing Base shall be effective as of the date of the Borrowing Base Certificate then most recently delivered pursuant to this Agreement; provided that, should the Borrower fail to deliver the Administrative Agent and the Lenders the Borrowing Base Certificate as required under Section 5.2(d), the Administrative Agent may nonetheless redetermine the Borrowing Base from time-to-time thereafter in its reasonable discretion until the Administrative Agent and the Lenders receive the required Borrowing Base Certificate, whereupon the Administrative Agent shall redetermine the Borrowing Base based on such Borrowing Base Certificate and the other terms hereof.

“Borrowing Base Certificate” means certificate executed by Responsible Officer of the Borrower in the form of the attached Exhibit B and including the following: (a) accounts receivable and accounts payable aging reports for each Credit Party with grand totals, (b) an activity and dilution report showing the beginning of month balance, gross sales, cash collections, credit memos issued and ending balance for accounts receivable, (c) a schedule of inventory balances per general ledger for each Credit Party with grand totals for all Credit Parties and separate calculations for work in process, raw materials and finished goods, (d) a schedule of credit memo totals from sales order reports; and (e) if requested by the Administrative Agent at least 20 days prior to the required delivery date of the Borrowing Base Certificate, a month end physical count sheets covering Inventory.

“Borrowing Base Deficiency” means the excess, if any, of (a) the sum of the outstanding principal amount of all Swing Line Advances and all Revolving Advances plus the Letter of Credit Exposure over (b) the lesser of (i) aggregate amount of Revolving Commitments, and the (ii) the Borrowing Base then in effect.

“Business Day” means a day (a) other than a Saturday, Sunday, or other day on which the Administrative Agent is authorized to close under the laws of, or is in fact closed in, Texas, and (b) if the applicable Business Day relates to any Eurodollar Advances, on which dealings are carried on by commercial banks in the London interbank market.

“Capital Expenditures” for any Person and period of its determination means, without duplication, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including that portion of payments under Capital Leases that are capitalized on the balance sheet of such Person) of such Person during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant, or equipment or similar fixed asset accounts reflected in the balance sheet of such Person less any reimbursement received from customers for tools “lost in-hole.”

“Capital Leases” means, for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateral Account” means a special cash collateral account pledged to the Administrative Agent containing cash deposited pursuant to the terms hereof to be maintained with the Administrative Agent in accordance with Section 2.2(h).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Change in Control” means the occurrence of any of the following events: (a) the Borrower ceases to own, either directly or indirectly, 100% of the Equity Interest in any Subsidiary other than as a result of transaction permitted under Section 6.7 or Section 6.8; (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), or (ii) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Class” has the meaning set forth in Section 1.4.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereof.

“Collateral” means (a) all property of the Credit Parties which is “Collateral” and “Mortgaged Property” (as defined in each of the Mortgages and the Security Agreements, as applicable) or similar terms used in the Security Documents, and (b) all amounts contained in the Borrower’s and its Subsidiaries’ bank accounts.

“Commitment Fee” means the fees required under Section 2.7(a).

“Commitments” means, as to any Lender, its Revolving Commitment and its Term Commitment, if applicable, and as to the Swing Line Lender, the Swing Line Commitment.

“Compliance Certificate” means a compliance certificate executed by a Responsible Officer of the Borrower or such other Person as required by this Agreement in substantially the same form as Exhibit C.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Convert,” “Conversion,” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.4(b).

“Convertible Senior Notes” means the senior, unsecured convertible notes of the Borrower issued pursuant to the Indenture and in an amount not to exceed an aggregate principal amount of $150,000,000.

“Credit Documents” means this Agreement, the Notes, the Letters of Credit, the Letter of Credit Applications, the Guaranties, the Notices of Borrowing, the Notices of Conversion, the Security Documents, any Autoborrow Agreement, the Fee Letter, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

“Credit Parties” means the Borrower and the Guarantors.

“Debt” means, for any Person, without duplication: (a) indebtedness of such Person for borrowed money, including the face amount of any letters of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing, including Letters of Credit; (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property, services, or Acquisitions (including, without limitation, any earn-out obligations, contingent obligations, or other similar obligations associated with such purchase, and including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable); (d) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases; (e) obligations of such Person under any Hedging Arrangement (except that such obligations shall not constitute Debt for purposes of the calculations for compliance under Sections 6.18 through 6.20); (f) obligations of such Person owing in respect of redeemable preferred stock or other preferred Equity Interest of such Person; (g) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) above; (h) indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) secured by any Lien on or in respect of any Property of such Person, and (i) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

“Debt Incurrence” means any issuance or sale by the Borrower or any of its Subsidiaries of any Debt after the Effective Date other than Permitted Debt.

“Debt Incurrence Proceeds” means, with respect to any Debt Incurrence or the issuance of the Convertible Senior Notes, all cash and cash equivalent investments received by the Borrower or any of its Subsidiaries from such Debt Incurrence after payment of, or provision for, all underwriter fees and expenses, SEC and blue sky fees, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred in connection with such Debt Incurrence.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“EBITDA” means, without duplication, for the Borrower, the sum of (a) the Borrower’s consolidated Net Income for such period plus (b) to the extent deducted in determining Borrower’s consolidated Net Income, Interest Expense, income taxes, depreciation, amortization and other non-cash charges for such period; provided that such EBITDA shall be subject to pro forma adjustments for Acquisitions and Nonordinary Course Asset Sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be made in accordance with the guidelines for pro forma presentations set forth by the Securities and Exchange Commission or in a manner otherwise acceptable to the Administrative Agent.

“Effective Date” means the date of this Agreement.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; and (c) any other Person approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.7, the

Borrower, such approval not to be unreasonably withheld or delayed by the Borrower and such approval to be deemed given by the Borrower if no objection is received by the assigning Lender and the Administrative Agent from the Borrower within five Business Days after notice of such proposed assignment has been provided by the assigning Lender to the Borrower; provided, however, that neither the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Eligible Inventory” for any Person means, without duplication, all Inventory of such Person in each case reflected on its books in accordance with GAAP which conforms to the representations and warranties in Article 4 hereof and in the Security Documents to the extent such provisions are applicable to the Inventory and:

(a) in which there is an Acceptable Security Interest and such Inventory is in the possession of such Person or a consignee if all steps necessary under the Uniform Commercial Code as adopted in Texas and other relevant law have been taken to protect the rights of such Person, and to perfect the security interest of such Person, in inventory in the possession of consignees;

(b) which is not evidenced by any negotiable or non-negotiable document of title;

(c) which is not a good in transit to third parties, nor bill and hold good or deferred shipment;

(d) which is not subject to any third party’s rights (including Permitted Liens) which would be superior to the Lien and rights of the Administrative Agent created under the Security Documents;

(e) which has not become obsolete, damaged, defective, and is saleable in its present state for the use for which it was manufactured or purchased;

(f) which is not Inventory (i) of a type of Inventory held by such Person for sale but which has not been sold by such Person during the last preceding twelve months or (ii) used in determining such Person’s general ledger inventory reserve amount for obsolete or unsaleable Inventory;

(g) which has not been reflected on any Credit Party’s books for more than one year;

(h) which is not located on premises owned or operated by the customer that is to purchase such Inventory;

(i) which is located only on premises that is owned by a Credit Party or that is owned or operated by a landlord who has waived in writing or otherwise subordinated in writing any Lien such landlord may have in such Inventory (whether such Lien arose by contract, operation of law or otherwise);

(j) which is not work in process;

(k) which is not raw material or a supply or material consumed in the business of such Credit Party unless such material or supply can be sold to a customer in its then current state without any modifications or improvements thereto; and

(l) which is not otherwise deemed ineligible by the Administrative Agent in its reasonable credit judgment.

“Eligible Receivables” means, as to the Borrower and its consolidated Subsidiaries, on a consolidated basis and without duplication, all Receivables of such Person, in each case reflected on its books in accordance with GAAP which conform to the representations and warranties in Article 4 hereof and in the Security Documents to the extent such provisions are applicable to the Receivables, and each of which meets all of the following criteria on the date of any determination:

(a) the payment of such Receivable is not more than 90 days past the invoice date;

(b) such Receivable was created in the ordinary course of business of the Borrower or any Guarantor;

(c) such Receivable represents a legal, valid and binding payment obligation of the account debtor enforceable in accordance with its terms and arises from an enforceable contract;

(d) the Borrower or such Subsidiary has good and indefeasible title to such Receivable, and the Administrative Agent holds an Acceptable Security Interest in such Receivable and such Receivable is not subject to any third party’s rights (including Permitted Liens) which would be superior to the Lien and rights of the Administrative Agent created under the Security Documents;

(e) such Receivable is not evidenced by a promissory note, chattel paper or other instrument that is not in the actual possession of the Borrower or the Administrative Agent;

(f) such Receivable is not subject to any set-off, counterclaim, defense, allowance or adjustment and there has been no dispute, objection or complaint by the account debtor concerning its liability for such Account Receivable,

(g) the Inventory, the sale of which gave rise to such Receivable, has not been returned, rejected, lost or damaged;

(h) the account debtor with respect to such Receivable is domiciled in and organized under the laws of the United States and such Receivable is denominated in Dollars;

(i) such Receivable, together with all other Receivables due from the same account debtor, does not comprise more than 25% of the aggregate Eligible Receivables (provided, however, that the amount of any such Receivable excluded pursuant to this clause (i) shall only be the excess of such amount);

(j) such Receivable is not due from the United States government, any state or municipal government or any agency of any of same;

(k) such Receivable is not due from an account debtor that (i) has at any time more than 20% of its aggregate Receivable owed to any Credit Party more than 90 days past due, (ii) is the subject of a proceeding under the United States Bankruptcy Code or any similar proceeding, or (iii) is known by any Credit Party as being bankrupt, insolvent or otherwise unable to pay its debts as they become due;

(l) such Receivable is not due from any Affiliate of a Credit Party;

(m) such Receivable is not the result of a credit balance relating to a Receivable more than 90 days past the invoice date; and

(n) such Receivable does not relate to work-in-progress or finance or service charges.

(o) such Receivable arises from the performance by a Credit Party of services which have been fully and satisfactorily performed, or from the absolute sale on open account (and not on consignment, on approval or on a “sale or return” basis) by a Credit Party of goods (i) in which such Person had sole and complete ownership and (ii) which have been shipped or delivered to the account debtor, evidence of which such Credit Party has possession of shipping or delivery receipts;

(p) which is not the result of a “cash on delivery” or “C.O.D” purchase terms;

(q) which is not the result of a bill and hold good or deferred shipment or pre-bills; and

(r) which is not otherwise deemed ineligible by the Administrative Agent in its reasonable credit judgment, including such Receivables from any account debtor that does not have a satisfactory credit standing (as determined in the sole discretion of the Administrative Agent).

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. 9601(8) (1988).

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

“Environmental Law” means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements, including common law theories, now or hereafter in effect and relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical infections, or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“Equity Issuance” means any issuance of equity securities or any other Equity Interests (including any preferred equity securities) by the Borrower or any of its Subsidiaries other than equity securities issued (i) to the Borrower or one of its Subsidiaries, (ii) pursuant to employee or director and officer stock option plans in the ordinary course of business, or (iii) to the seller(s) as consideration in connection with any Acquisition.

“Equity Issuance Proceeds” means, with respect to any Equity Issuance, all cash and cash equivalent investments received by the Borrower or any of its Subsidiaries from such Equity Issuance (other than from any other Credit Party) after payment of, or provision for, all underwriter fees and expenses, SEC and blue sky fees, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred in connection with such Equity Issuance.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board as in effect from time to time.

“Eurodollar Advance” means an Advance that bears interest based upon the Eurodollar Rate.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule II (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for the Interest Period for each Eurodollar Advance comprising the same Borrowing, the interest rate per annum (rounded upward to the nearest whole multiple of 1/100th of 1%) set forth on the Reuters Reference LIBOR1 page as the London Interbank Offered Rate, for deposits in Dollars at 11:00 a.m. (London, England time) two Business Days before the first day of such Interest Period and for a period equal to such Interest Period; provided that, if no such quotation appears on such reference page, the Eurodollar Rate shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum (rounded upwards, if necessary, to the nearest  1/16 of 1%) at which deposits in U.S. dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 7.1.

“Excess Cash Flow” means, at any time, an amount equal to (a) the Borrower’s consolidated EBITDA for the twelve month period then ended minus (b) without duplication, the sum of (i) taxes actually paid by the Borrower and its Subsidiaries during such twelve month period, (ii) Capital Expenditures of the Borrower and its Subsidiaries actually paid during such twelve month period to the extent such Capital Expenditures were permitted under Section 6.21, (iii) the consolidated Interest Expense of the Borrower actually paid during such twelve month period, and (iv) principal installment payments and optional prepayments of Term Advances made during such twelve month period; provided that, for purposes of this definition, the Borrower’s consolidated EBITDA shall not include the pro forma EBITDA of any Person prior to the acquisition of such Person by the Borrower.

“Existing Letters of Credit” means the letters of credit issued by the Issuing Lender under the Bilateral Agreement and which have not been terminated and returned to the Issuing Lender as of the Effective Date.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” means that certain fee letter dated as of February 4, 2008 between the Borrower and Wells Fargo.

“Financial Statements” means, for any period, the consolidated and consolidating financial statements of the Borrower and its Subsidiaries, including statements of income, retained earnings, changes in equity and cash flow for such period as well as a balance sheet as of the end of such period, all prepared in accordance with GAAP.

“Fixed Charge Coverage Ratio” means, as of each fiscal quarter end, the ratio of (a) the Borrower’s consolidated EBITDA for the four-fiscal quarter period then ended to (ii) Fixed Charges for the four-fiscal quarter period then ended.

“Fixed Charges” means, with respect to any period and with respect to any Person and without duplication, the sum of (a) Interest Expense for such period, (b) the portion of all Indebtedness scheduled to have been paid during such period, including the current portion of Capital Leases, (c) taxes paid in cash during such period and (d) the Borrower’s actual consolidated maintenance Capital Expenditures for such period.

“Foreign Subsidiary” means any Subsidiary of Borrower that is a “controlled foreign corporation” as defined in Section 957 of the Code.

“GAAP” means United States of America generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

“Governmental Authority” means, with respect to any Person, any foreign governmental authority, the United States of America, any state of the United States of America, the District of Columbia, and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over such Person.

“Guarantors” means any Person that now or hereafter executes a Guaranty, including (a) the Subsidiaries listed on Schedule 4.11; and (b) each Subsidiary of the Borrower that becomes a guarantor of all or a portion of the Obligations and which has entered into either a joinder agreement substantially in the form attached to the Guaranty or a new Guaranty; provided that no Foreign Subsidiary of the Borrower shall be required to become a Guarantor hereunder if the provision of such guaranty by such Subsidiary would be materially disadvantageous to the Borrower from a tax perspective.

“Guaranty” means the Guaranty Agreement executed in substantially the same form as Exhibit D.

“Hazardous Substance” means any substance or material identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

“Hazardous Waste” means any substance or material regulated or designated as such pursuant to any Environmental Law, including without limitation, pollutants, contaminants, flammable substances and materials, explosives, radioactive materials, oil, petroleum and petroleum products, chemical liquids and solids, polychlorinated biphenyls, asbestos, toxic substances, and similar substances and materials.

“Hedging Arrangement” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices.

“Indenture” means the Indenture dated February 14, 2008 and related to the Convertible Senior Notes by and among the Borrower, the subsidiary guarantors party thereto, and the trustee thereunder that will govern the Convertible Senior Notes.

“Interest Expense” means, for any period and with respect to any Person, total cash interest expense, letter of credit fees and other fees and expenses incurred by such Person in connection with any Debt for such period (other than the upfront fees paid pursuant to the Administrative Agent and the Lenders on the Effective Date), whether paid or accrued (including that attributable to obligations which have been or should be, in accordance with GAAP, recorded as Capital Leases), including, without limitation, all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, fees owed with respect to the Secured Obligations, and net costs under Hedging Arrangements entered into addressing interest rates, all as determined in conformity with GAAP.

“Interest Period” means for each Eurodollar Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Advance is made or deemed made and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.4, and thereafter, each subsequent period commencing on the day following the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.4. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may select, provided that:

(s) The Borrower shall select Interest Periods so that it is not necessary to repay any portion of any Term Advance prior to the last day of the applicable Interest Period in order to make a mandatory scheduled repayment required pursuant to Section 2.6(b);

(t) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(u) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(v) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(w) the Borrower may not select any Interest Period for any Advance which ends after the Term Maturity Date or the Revolving Maturity Date.

“Inventory” of any Person means all inventory, including raw materials, work in process or supplies or materials consumed in the business of such Person, now owned or hereafter acquired by such Person, wherever located which is held for sale.

“Issuing Lender” means Wells Fargo, in its capacity as the Lender that issues Letters of Credit for the account of the Borrower pursuant to the terms of this Agreement.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U and X.

“Lenders” means the Persons listed on the signature pages hereto as Lenders, any other Person that shall have become a Lender hereto pursuant to Section 2.14, and any other Person that shall have become a Lender hereto pursuant to an Assignment and Assumption, but in any event, excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender and references the Revolving Lenders and the Term Lenders.

“Letter of Credit” means any standby letter of credit issued by the Issuing Lender for the account of a Credit Party pursuant to the terms of this Agreement, in such form as may be agreed by the Borrower and the Issuing Lender.

“Letter of Credit Application” means the Issuing Lender standard form letter of credit application for standby letters of credit which has been executed by the Borrower and accepted by the Issuing Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications and amendments thereof, and agreements, documents, and instruments entered into in connection therewith or relating thereto.

“Letter of Credit Exposure” means, at the date of its determination by the Administrative Agent, the aggregate outstanding undrawn amount of Letters of Credit plus the aggregate unpaid amount of all of the Borrower’s payment obligations under drawn Letters of Credit.

“Letter of Credit Maximum Amount” means $15,000,000; provided that, on and after the Revolving Maturity Date, the Letter of Credit Maximum Amount shall be zero.

“Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit.

“Leverage Ratio” means, as of the end of each fiscal quarter, the ratio of (a) all Debt of the Borrower and its Subsidiaries as of the last day of such fiscal quarter to (b) the Borrower’s consolidated EBITDA for the four-fiscal quarter period then ended.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

“Liquid Investments” means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (b) commercial paper issued by (i) any Lender or any Affiliate of any Lender or (ii) any commercial banking institutions or corporations rated at least P-1 by Moody’s or A-1 by S&P; (c) certificates of deposit, time deposits, and bankers’ acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000.00 and rated Aa by Moody’s or AA by S&P; (d) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); and (f) other investments made through the Administrative Agent or its Affiliates and approved by the Administrative Agent. All the Liquid Investments described in clauses (a) through (d) above shall have maturities of not more than 365 days from the date of issue.

“Majority Lenders” means (a) at any time when there are more than two Lenders, Lenders holding more than 50% of the aggregate Maximum Exposure Amount and (b) at any time when there are one or two Lenders, all of the Lenders; provided that,

(i) with respect to amendments, waivers or consents relating to Section 2.1(a) and Section 2.1(c)(i), “Majority Lenders” means the Majority Revolving Lenders;

(ii) with respect to amendments, waivers or consents relating to Section 2.1(b) and Section 2.1(c)(ii), “Majority Lenders” means the Majority Term Lenders;

(iii) with respect to Section 2.4(c)(iv), “Majority Lenders” means Lenders that would be required to fund more than 50% of the Eurodollar Advances comprising such requested Borrowing; and

(iv) with respect to Section 7.2(a)(i), 7.2(b) and 7.3(b), “Majority Lenders” means the Majority Revolving Lenders.

“Majority Revolving Lenders” means (a) at any time when there are more than two Revolving Lenders, Revolving Lenders holding more than 50% of the sum of (i) the aggregate unfunded Revolving Commitments at such time plus (ii) the aggregate unpaid principal amount of the Revolving Notes (with the aggregate amount of each Lender’s risk participation and funded participation in the Letter of Credit Exposure and Swing Line Advances being deemed as unpaid principal under such Lender’s Revolving Note) and (b) at any time when there are one or two Revolving Lenders, all of the Revolving Lenders.

“Majority Term Lenders” means (a) at any time when there are more than two Term Lenders, Term Lenders holding more than 50% of the then aggregate unpaid principal amount of the Term Notes and (b) at any time when there are one or two Term Lenders, all of the Term Lenders.

“Material Adverse Change” means a material adverse change (a) in the business, condition (financial or otherwise), results of operations of the Borrower and its Subsidiaries, taken as a whole; (b) on the validity or enforceability of this Agreement or any of the other Credit Document; or (c) on the Borrower’s or any other Credit Party’s ability to perform its obligations under this Agreement, any Note, the Guaranties or any other Credit Document.

“Maximum Exposure Amount” means, at any time for each Lender, the sum of (a) the unfunded Revolving Commitment held by such Lender at such time; plus (b) the aggregate unpaid principal amount of the Revolving Note held by such Lender at such time, (with the aggregate amount of such Lender’s risk participation and funded participation in the Letter of Credit Exposure and Swing Line Advances being deemed as unpaid principal under such Lender’s Revolving Note); plus (c) the aggregate unpaid principal amount of the Term Note held by such Lender at such time.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

“Mortgage” means each mortgage or deed of trust in form acceptable to the Administrative Agent executed by the Borrower or a Subsidiary of the Borrower to secure all or a portion of the Obligations.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

“Net Cash Proceeds” means with respect to any sale, transfer, or other disposition of any Property belonging to the Borrower or any Guarantor (including the sale or transfer of stock or other Equity Interest and property insurance proceeds) all cash and Liquid Investments received by the Borrower or any Guarantor from such sale, transfer or other disposition after (a) payment of, or provision for, all brokerage commissions and other reasonable out-of-pocket fees and expenses actually incurred; (b) payment of any outstanding obligations relating to such Property paid in connection with any such sale, transfer, or other disposition; and (c) the amount of reserves recorded in accordance with GAAP for indemnity or similar obligations of the Borrower and the Subsidiaries directly related to such sale, transfer or other disposition.

“Net Income” means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP.

“Net Worth” means, with respect to any Person and as of the date of its determination, the excess of the assets of such Person over the sum of the liabilities of such Person and the minority interests of such Person, as determined in accordance with GAAP.

“Nonordinary Course Asset Sales” means, any sales, conveyances, or other transfers of Property made by the Borrower or any Subsidiary of the Borrower (a) of any division of the Borrower or any Subsidiary of the Borrower, (b) of the Equity Interest in (i) the Borrower by the Borrower or any Subsidiary of the Borrower or (ii) a Subsidiary of the Borrower by the Borrower or any Subsidiary of the Borrower or (c) outside the ordinary course of business of any assets of the Borrower or any Subsidiary of a Borrower, whether in a transaction or related series of transactions.

“Notes” means the Revolving Notes, the Term Notes and the Swing Line Note.

“Notice of Borrowing” means a notice of borrowing signed by the Borrower in substantially the same form as Exhibit E.

“Notice of Continuation or Conversion” means a notice of continuation or conversion signed by the Borrower in substantially the same form as Exhibit F.

“Obligations” means (a) all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any of the Credit Parties to the Lenders, the Swing Line Lender, the Issuing Lender, or the Administrative Agent under this Agreement and the Credit Documents, including, the Letter of Credit Obligations, and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations and (b) all obligations of the Borrower or any other Credit Party owing to Swap Counterparty under any Hedge Arrangements which are permitted by the terms hereof.

“OLV of Fixed Assets” means the orderly liquidation value of all of the Borrower’s and its Subsidiaries’ machinery and equipment as set forth in the written appraisals and/or written updates to previously delivered appraisals, in each case, required to be delivered to the Administrative Agent under Section 5.12(b) and conducted by an industry recognized third party appraiser.

“Other Taxes” has the meaning set forth in Section 2.13(b).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Debt” has the meaning set forth in Section 6.1.

“Permitted Investments” has the meaning set forth in Section 6.3.

“Permitted Liens” has the meaning set forth in Section 6.2.

“Permitted Subordinated Debt” means Debt of the Borrower to any Person, the terms of which are reasonably satisfactory to the Administrative Agent and the payment of which has been subordinated to the payment of the Obligations in a manner, and pursuant to documentation, satisfactory to the Administrative Agent in its sole reasonable discretion.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Prime Rate” means the per annum rate of interest established from time to time by the Administrative Agent at its principal office in San Francisco as its prime rate, which rate may not be the lowest rate of interest charged by such Lender to its customers.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Receivables” of any Person means, at any date of determination thereof, the unpaid portion of the obligation, as stated on the respective invoice or other writing of a customer of such Person in respect of goods sold or services rendered by such Person.

“Register” has the meaning set forth in Section 9.7(b).

“Regulations T, U, and X” means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer, or Vice President, (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person’s Chief Executive Officer, President, Chief Financial Officer, or Vice President, and if such Person is managed by members, then a Responsible Officer of such Person’s managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a Responsible Officer of such manager (if such manager is an entity), and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of the Borrower or warrants, options or other rights to purchase such Equity Interests.

“Revolving Advance” means any advance by a Lender to the Borrower as part of a Revolving Borrowing.

“Revolving Borrowing” means a Borrowing consisting of simultaneous Revolving Advances of the same Type made by the Lenders pursuant to Section 2.1(a) or Converted by each Lender to Revolving Advances of a different Type pursuant to Section 2.4(b).

“Revolving Commitment” means, for each Lender, the obligation of each Lender to advance to Borrower the amount set opposite such Lender’s name on Schedule II as its Revolving Commitment, or if such Lender has entered into any Assignment and Acceptance, set forth for such Lender as its Revolving Commitment in the Register, as such amount may be reduced pursuant to Section 2.1(c)(i); provided that, after the Revolving Maturity Date, the Revolving Commitment for each Lender shall be zero; and provided further that, the aggregate Revolving Commitment shall not exceed $40,000,000. The initial aggregate Revolving Commitment on the date hereof is $25,000,000.

“Revolving Lenders” means Lenders having a Revolving Commitment or if such Revolving Commitments have been terminated, Lenders that are owed Revolving Advances.

“Revolving Loan” means the aggregate principal from a Lender which represents such Lender’s ratable share of a Revolving Borrowing.

“Revolving Maturity Date” means the earlier of (a) March 31, 2011 and (b) the earlier termination in whole of the Revolving Commitments pursuant to Section 2.1(c)(i) or Article 7.

“Revolving Note” means a promissory note of the Borrower payable to the order of a Lender in the amount of such Lender’s Revolving Commitment, in substantially the same form as Exhibit H-1, evidencing indebtedness of the Borrower to such Lender resulting from Revolving Advances owing to such Lender.

“Revolving Pro Rata Share” means, at any time with respect to any Revolving Lender, (i) the ratio (expressed as a percentage) of such Lender’s Revolving Commitment at such time to the aggregate Revolving Commitments at such time, or (ii) if all of the Revolving Commitments have been terminated, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Revolving Advances at such time to the total aggregate outstanding Revolving Advances at such time.

“SEC” means, the Securities and Exchange Commission.

“S&P” means Standard & Poor’s Rating Agency Group, a division of McGraw-Hill Companies, Inc., or any successor thereof which is a national credit rating organization.

“Secured Obligations” means (a) the Obligations, (b) the Banking Services Obligations, and (b) all obligations of any of the Credit Parties owing to Swap Counterparties under any Hedging Arrangements which are permitted by the terms hereof.

“Secured Parties” means the Administrative Agent, the Issuing Lender, the Lenders, the Swap Counterparties and Wells Fargo and any of its Affiliates providing Banking Services to any Credit Party.

“Security Agreement” means the Pledge and Security Agreement among the Credit Parties and the Administrative Agent in substantially the same form as Exhibit G.

“Security Documents” means, collectively, the Mortgages, Security Agreements, and any and all other instruments, documents or agreements, including Account Control Agreements, now or hereafter executed by any Credit Party or any other Person to secure the Secured Obligations.

“Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) senior, secured Debt of the Borrower at such date to (b) EBITDA for the 12 month period ending on such date.

“Senior Note Prepayment Date” means the date on which the Borrower is required to pay any holder of the Convertible Senior Notes as a result of the conversion into cash by such holder of all or any portion of the Convertible Senior Notes or as a result of the repurchase by the Borrower of all or any portion the Convertible Senior Notes held by such holder, in either case, as a result of (a) any optional or voluntary repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Convertible Senior Notes, (b) the occurrence of any fundamental change, as described in the Indenture or the Convertible Senior Notes, or (c) any action taken by the Borrower, including the distribution of stock rights, warrants, or other distributions to holders of its common stock.

“Solvent” means, as to any Person, on the date of any determination (a) the fair value of the Property of such Person is greater than the total amount of debts and other liabilities (including without limitation, contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities (including, without limitation, contingent liabilities) as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including, without limitation, contingent liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities (including, without limitation, contingent liabilities) beyond such Person’s ability to pay as such debts and liabilities mature, (e) such Person is not engaged in, and is not about to engage in, business or a transaction for which such Person’s Property would constitute unreasonably small capital, and (f) such Person has not transferred, concealed or removed any Property with intent to hinder, delay or defraud any creditor of such Person.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity, a majority of whose outstanding Voting Securities shall at any time be owned by the parent or one more Subsidiaries of the parent. Unless expressly provided otherwise, all references herein and in any other Credit Document to any “Subsidiary” or “Subsidiaries” means a Subsidiary or Subsidiaries of the Borrower.

“Swap Counterparty” means a Lender or an Affiliate of a Lender that has entered into a Hedging Arrangement with a Credit Party as permitted by the terms of this Agreement.

“Swing Line Advance” means an advance by the Swing Line Lender to the Borrower as part of a Swing Line Borrowing.

“Swing Line Borrowing” means the Borrowing consisting of a Swing Line Advance made by the Swing Line Lender pursuant to Section 2.3 or, if an AutoBorrow Agreement is in effect, any transfer of funds pursuant to such AutoBorrow Agreement.

“Swing Line Commitment” means, for the Swing Line Lender, $10,000,000; provided that, on and after the Revolving Maturity Date, the Swing Line Commitment shall be zero.

“Swing Line Lender” means Wells Fargo.

“Swing Line Note” means the promissory note made by the Borrower payable to the order of the Swing Line Lender evidencing the indebtedness of the Borrower to the Swing Line Lender resulting from Swing Line Advances in substantially the same form as Exhibit I-2.

“Swing Line Payment Date” means (a) if an AutoBorrow Agreement is in effect, the earliest to occur of (i) the date required by such AutoBorrow Agreement, (ii) demand is made by the Swing Line Lender and (iii) the Revolving Maturity Date, or (b) if an AutoBorrow Agreement is not in effect, the earlier to occur of (i) three (3) Business Days after demand is made by the Swing Line Lender if no Default exists, and otherwise upon demand by the Swing Line Lender and (ii) the Revolving Maturity Date.

“Taxes” has the meaning set forth in Section 2.13(a).

“Teledrift APA” means that certain Asset Purchase Agreement dated as of February 4, 2008 among the Borrower, Teledrift Subsidiary, Teledrift, Inc., and the stockholders of Teledrift, Inc., without giving effect to any amendment, supplement or other modification thereof other than as consented to by the Administrative Agent.

“Teledrift Acquisition” means the acquisition by the Teledrift Subsidiary of substantially all of the assets of Teledrift, Inc.

“Teledrift Subsidiary” means Teledrift Acquisition, Inc., a Delaware corporation and a wholly own subsidiary of the Borrower.

“Term Advance” means a one-time advance by a Lender to the Borrower as part of a Term Borrowing.

“Term Borrowing” means the Borrowing consisting of simultaneous Term Advances of the same Type made by each Lender pursuant to Section 2.1(b) or Converted by each Lender to Term Advances of a different Type pursuant to Section 2.4(b).

“Term Commitment” means, for each Lender, the obligation of each Lender to advance to the Borrower the amount set opposite such Lender’s name on Schedule II as its Term Commitment, or if such Lender has entered into any Assignment and Acceptance, set forth for such Lender as its Term Commitment in the Register; provided that, after the Effective Date, the Term Commitment for each Lender shall be zero; and provided further that, the aggregate Term Commitment shall not exceed $40,000,000.00.

“Term Lenders” means Lenders having a Term Commitment or if such Term Commitments have been terminated, Lenders that are owed Term Advances.

“Term Loan” means the loans evidenced by Term Notes to be made by the Term Lenders to the Borrower hereunder.

“Term Maturity Date” means the earlier of (a) March 31, 2011, and (b) the earlier termination in whole of the Term Commitments and acceleration of the Term Advances pursuant to Article 7.

“Term Note” means a promissory note of the Borrower payable to the order of a Term Lender in the amount of such Lender’s Term Commitment, in substantially the same form as Exhibit I-3, evidencing indebtedness of the Borrower to such Lender resulting from any Term Advances under the Term Loan owing to such Lender.

“Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Type” has the meaning set forth in Section 1.4.

“Voting Securities” means (a) with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Wells Fargo” means Wells Fargo Bank, National Association.

Section 1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3 Accounting Terms; Changes in GAAP.

(a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the financial statements delivered to the Administrative Agent for the fiscal year ending December 31, 2007 as required under Section 5.2, and the Borrower shall not permit any change in the method of accounting employed in the preparation of the financial statements referred to in Section 4.4 unless required to conform to GAAP or approved in writing by the Administrative Agent.

(b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the Borrower’s Financial Statements referred to in Section 4.4.

Section 1.4 Classes and Types of Advances. Advances are distinguished by “Class” and “Type”. The “Class” of an Advance refers to the determination of whether such Advance is a Revolving Advance, a Term Advance or a Swing Line Advance. The “Type” of an Advance refers to the determination of whether such Advance is a Base Rate Advance or a Eurodollar Advance.

Section 1.5 Miscellaneous. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. Any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein). The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term

“including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

ARTICLE 2

CREDIT FACILITIES

Section 2.1 Revolving and Term Commitments.

(a) Revolving Commitment. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Revolving Maturity Date; provided that after giving effect to such Revolving Advances, the sum of the aggregate outstanding amount of all Revolving Advances plus the Letter of Credit Exposure plus the aggregate outstanding amount of all Swing Line Advances, shall not exceed the lesser of (i) the Borrowing Base in effect at such time and (ii) the aggregate Revolving Commitments in effect at such time. Each Revolving Borrowing shall (A) if comprised of Base Rate Advances be in an aggregate amount not less than $500,000.00 and in integral multiples of $100,000.00 in excess thereof, (B) if comprised of Eurodollar Advances be in an aggregate amount not less than $1,000,000.00 and in integral multiples of $500,000.00 in excess thereof, and (C) consist of Revolving Advances of the same Type made on the same day by the Revolving Lenders ratably according to their respective Revolving Commitments. Within the limits of each Lender’s Revolving Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.5, and reborrow under this Section 2.1(a).

(b) Term Commitments. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make to the Borrower on the Effective Date, a Term Advance in an amount not to exceed such Lender’s Term Commitment. The Borrower may not reborrow any Term Advances that have been repaid.

(c) Reduction of the Commitments.

(i) Revolving Commitments. The Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Revolving Commitments; provided that each partial reduction shall be in a minimum amount of $1,000,000 and in integral multiples of $1,000,000 in excess thereof. Any reduction or termination of the Revolving Commitments pursuant to this Section 2.1(c)(i) shall be permanent, with no obligation of the Lenders to reinstate such Commitments, and the Commitment Fees shall thereafter be computed on the basis of the Revolving Commitments, as so reduced.

(ii) Term Commitments. On the making of the Term Advances on the Effective Date, each Lender’s Term Commitment shall be reduced to zero. Any reduction or termination of the Term Commitments pursuant to this Section 2.1(c)(ii) shall be permanent, with no obligation of the Lenders to reinstate such Commitments.

(d) Notes. The indebtedness of the Borrower to each Lender resulting (i) from Revolving Advances owing to such Lender shall be evidenced by a Revolving Note (ii) from Term Advances owing to such Lender made pursuant to Section 2.1(b) shall be evidenced by a Term Note, and (iii) from Swing Line Advances owing to the Swing Line Lender, as set forth in Section 2.3 below, shall be evidenced by a Swing Line Note.

(e) Existing Advances. Without any further action on the part of the Borrower or the Lenders and so long as all conditions set forth in Section 3.1 and 3.2 have been met, the Borrower hereby requests that, on the Effective Date, the Term Lenders and the Revolving Lenders make the Term Advances (as Reference Rate Advances) in an amount equal to the aggregate Term Commitments and the Revolving Advances (as Reference Rate Advances) in the necessary amount to, and apply the proceeds of such Advances to, (i) repay all outstanding “Equipment Loan” and “Working Capital Loan” under, and as defined in, the Bilateral Agreement, (ii) pay all fees owing to the Lenders or the Administrative Agent as required under the Fee Letter and (iii) pay such other fees, costs, and accounts detailed in the initial Notice of Borrowing delivered to the Administrative Agent.

Section 2.2 Letters of Credit

(a) Commitment for Letters of Credit. The Issuing Lender, the Lenders and the Borrower agree that effective as of the Effective Date, the Existing Letters of Credit shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement. Subject to the terms and conditions set forth in this Agreement, the Issuing Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.2, from time to time on any Business Day during the period from the Effective Date until the Revolving Maturity Date, to issue, increase or extend the expiration date of, Letters of Credit for the account of any Credit Party, provided that no Letter of Credit will be issued, increased, or extended:

(i) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) the Letter of Credit Maximum Amount and (B) an amount equal to (1) the lesser of the Borrowing Base and the aggregate Revolving Commitments, in either case, in effect at such time minus (2) the sum of the aggregate outstanding amount of all Revolving Advances plus the Letter of Credit Exposure plus the aggregate outstanding amount of all Swing Line Advances;

(ii) unless such Letter of Credit has an expiration date not later than 10 days prior to the Revolving Maturity Date; provided that, if Revolving Commitments are terminated in whole pursuant to Section 2.1(c)(i), any Letter of Credit may have an expiration date after then resulting Revolving Maturity Date if (A) the Borrower shall deposit into the Cash Collateral Account cash in an amount equal to 105% of the Letter of Credit Exposure for the Letters of Credit which have an expiry date beyond the Revolving Maturity Date or (B) the Borrower shall provide a replacement letter of credit (or other security) reasonably acceptable to the Administrative Agent and the Issuing Lender in an amount equal to 105% of the Letter of Credit Exposure;

(iii) unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person;

(iv) unless such Letter of Credit is in form and substance acceptable to the Issuing Lender in its sole discretion;

(v) unless the Borrower has delivered to the Issuing Lender a completed and executed Letter of Credit Application; provided that, if the terms of any Letter of Credit Application conflicts with the terms of this Agreement, the terms of this Agreement shall control; and

(vi) unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, or (B) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender.

(b) Requesting Letters of Credit. Each Letter of Credit shall be issued pursuant to a Letter of Credit Application given by the Borrower to the Administrative Agent for the benefit of the Issuing Lender by facsimile or other writing not later than 11:00 a.m. (Houston, Texas, time) on the third Business Day before the proposed date of issuance for the Letter of Credit. Each Letter of Credit Application shall be fully completed and shall specify the information required therein. Each Letter of Credit Application shall be irrevocable and binding on the Borrower. Subject to the terms and conditions hereof, the Issuing Lender shall before 2:00 p.m. (Houston, Texas, time) on the date of such Letter of Credit issue such Letter of Credit to the beneficiary of such Letter of Credit.

(c) Reimbursements for Letters of Credit; Funding of Participations.

(i) With respect to any Letter of Credit, in accordance with the related Letter of Credit Application, the Borrower agrees to pay on demand to the Administrative Agent on behalf of the Issuing Lender an amount equal to any amount paid by the Issuing Lender under such Letter of Credit. Upon the Issuing Lender’s demand for payment under the terms of a Letter of Credit Application, the Borrower may, with a written notice, request that the Borrower’s obligations to the Issuing Lender thereunder be satisfied with the proceeds of a Revolving Advance in the same amount (notwithstanding any minimum size or increment limitations on individual Revolving Advances). If the Borrower does not make such request and does not otherwise make the payments demanded by the Issuing Lender as required under this Agreement or the Letter of Credit Application, then the Borrower shall be deemed for all purposes of this Agreement to have requested such a Revolving Advance in the same amount and the transfer of the proceeds thereof to satisfy the Borrower’s obligations to the Issuing Lender, and the Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Lenders to make such Revolving Advance, to transfer the proceeds thereof to the Issuing Lender in satisfaction of such obligations, and to record and otherwise treat such payments as a Revolving Advance to the Borrower. The Administrative Agent and each

Lender may record and otherwise treat the making of such Revolving Borrowings as the making of a Revolving Borrowing to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release any of the Borrower’s obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Borrowing under this Section 2.2(c) shall not constitute a cure or waiver of any Default, other than the payment Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower’s failure to comply with the provisions of this Agreement or the Letter of Credit Application.

(ii) Each Lender (including the Lender acting as Issuing Lender) shall, upon notice from the Administrative Agent that the Borrower has requested or is deemed to have requested a Revolving Advance pursuant to Section 2.4 and regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.4, or (C) a Default exists, make funds available to the Administrative Agent for the account of the Issuing Lender in an amount equal to such Lender’s Revolving Pro Rata Share of the amount of such Revolving Advance not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon each Lender that so makes funds available shall be deemed to have made a Revolving Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Lender.

(iii) If any such Lender shall not have so made its Revolving Advance available to the Administrative Agent pursuant to this Section 2.2, such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Federal Funds Rate for such day for the first three days and thereafter the interest rate applicable to the Revolving Advance and (B) the Maximum Rate. Whenever, at any time after the Administrative Agent has received from any Lender such Lender’s Revolving Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Revolving Advance was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Administrative Agent is required to be returned. Each Lender’s obligation to make the Revolving Advance pursuant to this Section 2.2 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Issuing Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Commitments; (3) any breach of this Agreement by the Borrower or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(d) Participations. Upon the date of the issuance or increase of a Letter of Credit or the deemed issuance of the Existing Letters of Credit under Section 2.2(a), the Issuing Lender shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from the Issuing Lender a participation in the related Letter of Credit

Obligations equal to such Lender’s Revolving Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Lender shall promptly notify each such participant Lender by telex, telephone, or telecopy of each Letter of Credit issued or increased and the actual dollar amount of such Lender’s participation in such Letter of Credit.

(e) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit Documents;

(ii) any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

(iii) the existence of any claim, set-off, defense or other right which any Credit Party may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, any Lender or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Lender would not be liable therefor pursuant to the following paragraph (g);

(v) payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit.

(f) Prepayments of Letters of Credit. In the event that any Letter of Credit shall be outstanding or shall be drawn and not reimbursed on or prior to the 10th day prior to the Revolving Maturity Date, the Borrower shall pay to the Administrative Agent an amount equal to 105% of the Letter of Credit Exposure allocable to such Letter of Credit, such amount to be due and payable on the 10th day prior to the Revolving Maturity Date, and to be held in the Cash Collateral Account and applied in accordance with paragraph (i) below.

(g) Liability of Issuing Lender. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for:

(i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii) payment by the Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING LENDER’S OWN NEGLIGENCE),

except that the Borrower shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (A) the Issuing Lender’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) the Issuing Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(h) Cash Collateral Account.

(i) If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Sections 2.2(f), 2.5(c), 7.2(b) or 7.3(b), then the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent an Acceptable Security Interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Secured Obligations.

(ii) Funds held in the Cash Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Administrative Agent at the request of the Issuing Lender to any reimbursement or other obligations under Letters of Credit that exist or occur. To the extent that any surplus funds are held in the Cash Collateral Account above the Letter of Credit Exposure during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Cash Collateral Account as cash collateral for the Secured Obligations or (B) apply such surplus funds to any Secured Obligations in any manner directed by the Majority Lenders. If no Default exists, the Administrative Agent shall release to the Borrower at the Borrower’s written request any funds held in the Cash Collateral Account above the amounts required by Section 2.2(f).

(iii) Funds held in the Cash Collateral Account shall be invested in Liquid Investments maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no other obligation to make any other investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(i) Letters of Credit Issued for Guarantors. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Guarantor or any Subsidiary, the Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit issued hereunder by the Issuing Lender. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Guarantor, the Borrower or any Subsidiary inures to the benefit of the Borrower, and that the Borrower’s business (indirectly or directly) derives substantial benefits from the businesses of such other Persons.

Section 2.3 Swing Line Advances.

(a) Commitment. On the terms and conditions set forth in this Agreement, and if an AutoBorrow Agreement is in effect, subject to the terms and conditions of such AutoBorrow Agreement, the Swing Line Lender agrees to from time-to-time on any Business Day during the period from the date of this Agreement until the last Business Day occurring before the Revolving Maturity Date, make Swing Line Advances under the Swing Line Note to the Borrower which shall be due and payable on the Swing Line Payment Date (except that no Swing Line Advance may mature after the Revolving Maturity Date), bearing interest at the Adjusted Base Rate plus the Applicable Margin for Base Rate Advances, and in an aggregate principal amount not to exceed the Swing Line Commitment outstanding at any time; provided that (i) after giving effect to such Swing Line Advance, the sum of the aggregate outstanding amount of all Revolving Advances plus the Letter of Credit Exposure plus the aggregate outstanding amount of all Swing Line Advances, shall not exceed the aggregate Revolving Commitments in effect at such time; (ii) no Swing Line Advance shall be made by the Swing Line Lender if the conditions set forth in Section 3.2 have not been met as of the date of such Swing

Line Advance, it being agreed by the Borrower that the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Swing Line Advance shall constitute a representation and warranty by the Borrower that on the date of such Swing Line Advance such conditions have been met; (iii) each Swing Line Advance shall be in an aggregate amount not less than $250,000.00 and in integral multiples of $50,000.00 in excess thereof; and (iv) if an AutoBorrow Agreement is in effect, such additional terms and conditions of such AutoBorrow Agreement shall have been satisfied. The indebtedness of the Borrower to the Swing Line Lender resulting from Swing Line Advances shall be evidenced by the Swing Line Note. No Lender shall have any rights or obligations under any AutoBorrow Agreement, but each Lender shall have the obligation to purchase and fund risk participations in the Swing Line Advances and to refinance Swing Line Advances as provided below.

(b) Prepayment. Within the limits expressed in this Agreement, amounts advanced pursuant to Section 2.3(a) may from time to time be borrowed, prepaid without penalty, and reborrowed. If the aggregate outstanding principal amount of the Swing Line Advances ever exceeds the Swing Line Commitment, the Borrower shall, upon receipt of written notice of such condition from the Swing Line Lender and to the extent of such excess, prepay to the Swing Line Lender outstanding principal of the Swing Line Advances such that such excess is eliminated. If an AutoBorrow Agreement is in effect, each prepayment of a Swing Line Borrowing shall be made as provided in such AutoBorrow Agreement.

(c) Reimbursements for Swing Line Obligations.

(i) With respect to the Swing Line Advances and the interest, premium, fees, and other amounts owed by the Borrower to the Swing Line Lender in connection with the Swing Line Advances, the Borrower agrees to pay to the Swing Line Lender such amounts when due and payable to the Swing Line Lender under the terms of this Agreement and, if an AutoBorrow Agreement is in effect, in accordance with the terms of such AutoBorrow Agreement. If the Borrower does not pay to the Swing Line Lender any such amounts when due and payable to the Swing Line Lender, the Swing Line Lender may upon notice to the Administrative Agent request the satisfaction of such obligation by the making of a Revolving Borrowing in the amount of any such amounts not paid when due and payable. Upon such request, the Borrower shall be deemed to have requested the making of a Revolving Borrowing in the amount of such obligation and the transfer of the proceeds thereof to the Swing Line Lender. Such Revolving Borrowing shall bear interest based upon the Adjusted Base Rate plus the Applicable Margin for Base Rate Advances. The Administrative Agent shall promptly forward notice of such Revolving Borrowing to the Borrower and the Lenders, and each Lender shall, regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.4, or (C) a Default exists, make available such Lender’s ratable share of such Revolving Borrowing to the Administrative Agent, and the Administrative Agent shall promptly deliver the proceeds thereof to the Swing Line Lender for application to such amounts owed to the Swing Line Lender. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Swing Line Lender to make such requests for Revolving Borrowings on behalf of the Borrower, and the Lenders to make Revolving Advances to the Administrative Agent for the benefit of the Swing Line Lender in satisfaction of such obligations. The Administrative Agent and each Lender may record and otherwise treat the making of such Revolving Borrowings as the making of a Revolving Borrowing to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release the Borrower’s obligations under the Swing Line Note, but only to provide an additional method of payment therefor. The making of any Borrowing under this Section 2.3(c) shall not constitute a cure or waiver of any Default or Event of Default, other than the payment Default or Event of Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower’s failure to comply with the provisions of this Agreement or the Swing Line Note.

(ii) If at any time, the Revolving Commitments shall have expired or be terminated while any Swing Line Advance is outstanding, each Lender, at the sole option of the Swing Line Lender, shall either (A) notwithstanding the expiration or termination of the Revolving Commitments, make a Revolving Advance as a Base Rate Advance, or (B) be deemed, without further action by any Person, to have purchased from the Swing Line Lender a participation in such Swing Line Advance, in either case in an amount equal to the product of such Lender’s Revolving Pro Rata Share times the outstanding aggregate principal balance of the Swing Line Advances. The Administrative Agent shall notify each such Lender of the amount of such Revolving Advance or participation, and such Lender will transfer to the Administrative Agent for the account of the Swing Line Lender on the next Business Day following such notice, in immediately available funds, the amount of such Revolving Advance or participation.

(iii) If any such Lender shall not have so made its Revolving Advance or its percentage participation available to the Administrative Agent pursuant to this Section 2.3, such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Federal Funds Rate for such day for the first three days and thereafter the interest rate applicable to the Revolving Advance and (B) the Maximum Rate. Whenever, at any time after the Administrative Agent has received from any Lender such Lender’s Revolving Advance or participating interest in a Swing Line Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Revolving Advance or participating interest was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Administrative Agent is required to be returned. Each Lender’s obligation to make the Revolving Advance or purchase such participating interests pursuant to this Section 2.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Swing Line Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Commitments; (3) any breach of this Agreement by the Borrower or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Swing Line Advance, once so participated by any Lender, shall cease to be a Swing Line Advance with respect to that amount for purposes of this Agreement, but shall continue to be a Revolving Loan.

(d) Method of Borrowing. If an AutoBorrow Agreement is in effect, each Swing Line Borrowing shall be made as provided in such AutoBorrow Agreement. Otherwise, and except as provided in the clause (c) above, each request for a Swing Line Advance shall be made pursuant to telephone notice to the Swing Line Lender given no later than 1:00 p.m. (Houston, Texas time) on the date of the proposed Swing Line Advance, promptly confirmed by a completed and executed Notice of Borrowing telecopied or facsimiled to the Administrative Agent and the Swing Line Lender. The Swing Line Lender will promptly make the Swing Line Advance available to the Borrower at the Borrower’s account with the Administrative Agent.

(e) Interest for Account of Swing Line Lender. Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Advances (provided that any failure of the Swing Line Lender to provide such invoice shall not release the Borrower from its obligation to pay such interest). Until each Lender funds its Revolving Advance or risk participation pursuant to clause (c) above, interest in respect of Lender’s Pro Rata Share of the Swing Line Advances shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lenders. The Borrower shall make all payments of principal and interest in respect of the Swing Line Advances directly to the Swing Line Lender.

(g) Termination of Swing Line Sublimit. Swing Line Lender may terminate and/or suspend its Swing Line Commitment in accordance with any applicable AutoBorrow Agreement.

Section 2.4 Advances.

(a) Notice. Each Revolving Borrowing, shall be made pursuant to a Notice of Borrowing given not later than (i) 11:00 a.m. (Houston, Texas time) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Advance or (ii) 11:00 a.m. (Houston, Texas time) on the Business Day before the date of the proposed Borrowing, in the case of a Base Rate Advance, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice of such proposed Borrowing by telecopier or telex. Each Notice of Borrowing shall be by facsimile or telex, confirmed immediately by the Borrower with a hard copy (other than with respect to notice sent by facsimile), specifying the requested (i) date of such Borrowing, (ii) Type and Class of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) if such Borrowing is to be comprised of Eurodollar Advances, Interest Period for each such Advance. In the case of a proposed Borrowing comprised of Eurodollar Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.8(b). Each Lender shall, before 12:00 noon (Houston, Texas time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 9.9, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, such Lender’s Revolving Pro Rata Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent or as otherwise directed by the Borrower with written notice to the Administrative Agent.

(b) Conversions and Continuations. In order to elect to Convert or continue a Term Advance or a Revolving Advance under this paragraph, the Borrower shall deliver an irrevocable Notice of Continuation or Conversion to the Administrative Agent at the Administrative Agent’s office no later than 11:00 a.m. (Houston, Texas time) (i) on the Business Day before the date of the proposed conversion date in the case of a Conversion to a Base Rate Advance and (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, a Eurodollar Advance. Each such Notice of Conversion or Continuation shall be in writing or by telex or facsimile confirmed immediately by the Borrower with a hard copy (other than with respect to notice sent by facsimile), specifying (i) the requested Conversion or continuation date (which shall be a Business Day), (ii) the amount, Type, and Class of the Advance to be Converted or continued, (iii) whether a Conversion or continuation is requested and, if a Conversion, into what Type of Advance, and (iv) in the case of a Conversion to, or a continuation of, a Eurodollar Advance, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a Continuation of a Eurodollar Advance, notify each Lender of the applicable interest rate under Section 2.8(b). The portion of Advances comprising part of the same Borrowing that are converted to Advances of another Type shall constitute a new Borrowing.

(c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i) at no time shall there be more than five Interest Periods applicable to outstanding Eurodollar Advances;

(ii) the Borrower may not select Eurodollar Advances for any Borrowing at any time when a Default has occurred and is continuing;

(iii) if any Lender shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations under this Agreement to make Eurodollar Advances or to fund or maintain Eurodollar Advances, (A) the obligation of such Lender to make such Eurodollar Advance as part of the requested Borrowing or for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist and such Lender’s portion of such requested Borrowing or any subsequent Borrowing of Eurodollar Advances shall be made in the form of a Base Rate Advance, and (B) such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender;

(iv) if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

(v) if the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and

(vi) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Advances in accordance with the provisions contained in the definition of Interest Period in Section 1.1 and paragraph (b) above, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will be made available to the Borrower on the date of such Borrowing as Base Rate Advances or, if an existing Advance, Convert into Base Rate Advances.

(d) Notices Irrevocable. Each Notice of Borrowing and Notice of Continuation or Conversion delivered by the Borrower hereunder, including its request for borrowing made under Section 2.1(e), shall be irrevocable and binding on the Borrower.

(e) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the date of any Term Borrowing or Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s applicable pro rata share of any Borrowing, the Administrative Agent may assume that such Lender has made its applicable pro rata share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.4(a), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its applicable pro rata share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the lesser of (A) the Federal Funds Rate for such day and (B) the Maximum Rate. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

Section 2.5 Prepayments.

(a) Right to Prepay. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.5.

(b) Optional. The Borrower may elect to prepay any of the Advances without penalty or premium except as set forth in Section 2.10 and after giving by 11:00 a.m. (Houston, Texas time) (i) in the case of Eurodollar Advances, at least three Business Days’ or (ii) in case of Base Rate Advances, one Business Day’s prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date; provided that (A) each optional prepayment of Eurodollar Advances shall be in a minimum amount not less than $1,000,000 and in multiple integrals of $500,000 in excess thereof, (B) each optional prepayment of Base Rate Advances shall be in a minimum amount not less than $500,000 and in multiple integrals of $100,000 in excess thereof and (C) each optional prepayment of Swing Line Advances shall be in a minimum amount not less than $250,000 and in multiple integrals of $50,000 in excess thereof.

(c) Mandatory.

(i) On any date that a Borrowing Base Deficiency exists as stated in the Borrowing Base Certificate delivered pursuant to Section 5.2(d) or as notified to the Borrower by the Administrative Agent (with such calculation set forth in reasonable detail which shall be conclusive absent manifest error), the Borrower shall, within one Business Day, to the extent of such deficiency, first prepay to the Swing Line Lender the outstanding principal amount of the Swing Line Advances, second prepay to the Lenders on a pro rata basis the outstanding principal amount of the Revolving Advances; and third make deposits into the Cash Collateral Account to provide cash collateral in the amount of such excess for the Letter of Credit Exposure.

(ii) On April 15th of each year commencing with April 15, 2009, the Borrower shall repay the Term Advances in an amount equal to 50% of the Excess Cash Flow calculated as of the immediately preceding December 31st and as determined in the Compliance Certificate and annual financial statements of the Borrower required to be delivered under Section 5.2(a); provided that if the Borrower fails to deliver its annual financial statements as required under Section 5.2(a), then on April 15th of each year commencing with April 15th, 2009, the Borrower shall repay the Term Advances in an amount equal to 50% of the Excess Cash Flow calculated by the Administrative Agent based on such information available to the Administrative Agent at such time. If, upon delivery of the financial statements by the Borrower, such calculation by the Administrative Agent of Excess Cash Flow is less than the amount determined under such financial statements, then within 15 days after said delivery of the financial statements, the Borrower shall prepay the Term Advances in an amount equal to 50% of such difference in the calculation of Excess Cash Flow.

(iii) On each Senior Note Prepayment Date, the Borrower shall prepay the Term Advances in an aggregate amount equal to the principal payment being made on such date under the Convertible Senior Notes.

(iv) If the Borrower or any Subsidiary of the Borrower receives Debt Incurrence Proceeds (regardless of whether such Debt is permitted hereunder but not including the proceeds from the Convertible Senior Notes), then immediately upon receipt of such proceeds, the Borrower shall repay the Term Advances in an amount equal to 100% of such proceeds.

(v) If the Borrower or any Subsidiary receives Equity Issuance Proceeds, then immediately upon receipt of such proceeds the Borrower shall prepay the Term Advances in an amount equal to 50% of such proceeds.

(vi) If the Borrower or any Subsidiary of the Borrower completes an asset sale (regardless of whether such sale is permitted under the terms hereof) and the proceeds thereof are not reinvested within 90 days after the completion of such asset sale in assets which would become collateral for the Secured Obligations to the extent the sold assets were collateral for the Secured Obligations, then upon the expiration of such 90 day period the Borrower shall prepay the Term Advances in an amount equal to 100% of such Net Proceeds of such asset sale which have not been so reinvested; provided that, (A) this clause (vi) shall not apply to Net Proceeds from any individual asset sale (whether completed as a single transaction or a series of transaction) which are less than $500,000 so long as the aggregate amount of Net Proceeds which are not applied pursuant to this clause (vi) does not exceed $2,000,000, and (B) this clause (vi) shall not apply to the sale of inventory in the ordinary course of business.

(vii) If the aggregate outstanding balance of the Term Advances exceeds 75% of the OLV of Fixed Assets which constitute Collateral in which the Administrative Agent has an Acceptable Security Interest, but subject to the proviso below, the Borrower shall either (A) prepay the Term Advances in an amount equal to such excess upon demand from the Administrative Agent or (B) within thirty (30) days after the earlier of (1) the delivery of the last of such appraisals by the Borrower to the Administrative Agent under Section 5.12(b), and (2) the date the Administrative Agent makes demand under clause (A) above, provide the Administrative Agent with unencumbered, additional collateral such that after giving effect thereto the outstanding balance under the Term Advances shall not exceed 75% of the OLV of Fixed Assets that constitute Collateral; provided that if the Borrower fails to deliver such required appraisals on or prior to the date required under Section 5.12, then the “OLV of Fixed Assets” for purposes of this clause (vi) shall mean the orderly liquidation value of the Borrower’s and its Subsidiaries’ machinery and equipment as determined by the Administrative Agent in its reasonable discretion and based on the appraisals and reports available to the Administrative Agent at such time.

(viii) If an increase in the aggregate Revolving Commitments is effected as permitted under Section 2.14 the Borrower shall prepay any Revolving Advances outstanding on the date such increase is effected to the extent necessary to keep the outstanding Revolving Advances ratable to reflect the revised pro rata shares of the Revolving Lenders arising from such increase. Any prepayment made by Borrower in accordance with this clause (vii) may be made with the proceeds of Revolving Advances made by all the Lenders in connection such increase occurring simultaneously with the prepayment.

(d) Interest; Costs. Each prepayment pursuant to this Section 2.5 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date.

(e) Application of Prepayments. Each mandatory prepayment of an Advance required by Section 2.5(c)(ii) – (vii) shall be applied to the scheduled principal installments of the Term Advances to be applied in the inverse order of maturity until such time as the Term Advances are repaid in full.

Section 2.6 Repayment.

(a) Revolving Advances. The Borrower shall pay to the Administrative Agent for the ratable benefit of each Revolving Lender the aggregate outstanding principal amount of the Revolving Advances on the Revolving Maturity Date.

(b) Term Advances. The Borrower shall pay to the Administrative Agent for the ratable benefit of each Term Lender the aggregate outstanding principal amount of the Term Advances in quarterly installments of $2,000,000.00 each, payable on each March 31, June 30, September 30, and December 31, commencing with June 30, 2008, and a final installment of the remaining, unpaid principal balance of the Term Advances payable on the Term Maturity Date.

(c) Swing Line Advances. Each Swing Line Advance shall be paid in full on the Swing Line Payment Date.

Section 2.7 Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a Commitment Fee on the average daily amount by which (i) the lesser of (x) such Lender’s Revolving Commitment and (y) such Lender’s pro rata share of the Borrowing Base exceeds (ii) such Lender’s outstanding Revolving Advances plus such Lender’s Revolving Pro Rata Share of the Letter of Credit Exposure at the rate equal to the Applicable Margin for Commitment Fees for such period. The Commitment Fee is due quarterly in arrears on March 31, June 30, September 30, and December 31 of each year commencing on March 31, 2008, and on the Revolving Maturity Date. For purposes of this Section 2.7(a) only, amounts advanced under the Swing Line Note shall not reduce the amount of the unused Revolving Commitment.

(b) Fees for Letters of Credit. The Borrower agrees to pay the following:

(i) To the Administrative Agent for the pro rata benefit of the Revolving Lenders a per annum letter of credit fee for each Letter of Credit issued hereunder, for the period such Letter of Credit is to be outstanding, in an amount equal to the greater of (A) the Applicable Margin for Eurodollar Advances per annum on the face amount of such Letter of Credit, and (B) $650.00 per Letter of Credit. Such fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Revolving Maturity Date.

(ii) To the Issuing Lender, a fronting fee for each Letter of Credit equal to the greater of (A) 0.125% per annum on the face amount of such Letter of Credit and (B) $500.00. Such fee shall be due and payable in advance on the date of the issuance of the Letter of Credit, and, in the case of an increase or extension only, on the date of such increase or such extension.

(iii) To the Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit. Such fees shall be due and payable as requested by the Issuing Lender in accordance with the Issuing Lender’s then current fee policy.

The Borrower shall have no right to any refund of letter of credit fees previously paid by the Borrower, including any refund claimed because any Letter of Credit is canceled prior to its expiration date.

(c) Administrative Agent Fee. The Borrower agrees to pay the fees to the Administrative Agent as set forth in the Fee Letter.

Section 2.8 Interest.

(a) Base Rate Advances. Each Base Rate Advance shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances for such period, provided that while an Event of Default is continuing the Base Rate Advances shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin plus 2%. The Borrower shall pay to Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on such Lender’s Base Rate Advances on each March 31, June 30, September 30, and December 31 commencing on March 31, 2008, and on the Revolving Maturity Date or the Term Maturity Date, as applicable. The Swing Line Advances shall bear interest only at the Adjusted Base Rate plus the Applicable Margin for Base Rate Advances or such other per annum rate to be agreed to between the Borrower and the Swing Line Lender; provided that while an Event of Default is continuing the Swing Line Advances shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances plus 2%.

(b) Eurodollar Advances. Each Eurodollar Advance shall bear interest during its Interest Period equal to at all times the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Advances for such period; provided that while an Event of Default is continuing, each Eurodollar Advance shall bear interest at the Eurodollar Rate in effect from time to time plus the Applicable Margin plus 2%. The Borrower shall pay to the Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on each of such Lender’s Eurodollar Advances on the last day of the Interest Period therefor

(provided that for Eurodollar Advances with six month Interest Periods, accrued but unpaid interest shall also be due on the day three months from the first day of such Interest Period), on the date any Eurodollar Advance is repaid in full, and on the Revolving Maturity Date or the Term Maturity Date, as applicable.

(c) Additional Interest on Eurodollar Advances. The Borrower shall pay to the Administrative Agent for the ratable account of each Lender so long as such Lender shall be required under regulations of the Federal Reserve Board applicable to all Lenders regulated by the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Advance of such Lender, from the date such requirement is imposed until the earlier of (i) the date such requirement is no longer imposed and (ii) the date on which such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (A) the Eurodollar Rate for the Interest Period for such Eurodollar Advance from (B) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest payable hereunder to the Administrative Agent for the ratable account of any applicable Lender shall be determined in good faith by such Lender and notified to the Administrative Agent and the Borrower at least three Business Days before each date on which such interest is payable (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error).

(d) Retroactive Adjustments of Applicable Margin. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the higher Applicable Margin that would have applied were applicable for such Applicable Period (and in any event at Level 6 if the inaccuracy was the result of dishonesty, fraud or willful misconduct), and (iii) the Borrower shall immediately, without further action by the Administrative Agent, any Lender or the Issuing Lender, pay to the Administrative Agent for the account of the applicable Lenders, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. This Section 2.8(d) shall not limit the rights of the Administrative Agent and Lenders with respect to the default rate of interest as set forth in Section 2.8(a) and Section 2.8(b) and Article VII. The Borrower’s obligations under this Section 2.8(d) shall survive the termination of the Commitments and the repayment of all other Secured Obligations hereunder.

Section 2.9 Illegality. If any Lender shall notify the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Applicable Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Eurodollar Advances of such Lender then outstanding hereunder, (a) the Borrower shall, no later than 11:00 a.m. (Houston, Texas, time) (i) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Advance or (ii) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Advances of such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date, (b) such Lender shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Advances prepaid to such Lender, and (c) the right of the Borrower to select Eurodollar Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.10 Breakage Costs.

(a) Funding Losses. In the case of any Revolving Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Advances, the Borrower shall indemnify each Lender against any loss, out-of-pocket cost, or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article 3, including, without limitation, any loss (excluding any loss of anticipated profits), cost, or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Eurodollar Advance to be made by such Lender as part of such Borrowing when such Eurodollar Advance, as a result of such failure, is not made on such date.

(b) Prepayment Losses. If (i) any payment of principal of any Eurodollar Advance is made other than on the last day of the Interest Period for such Advance as a result of any prepayment, payment pursuant to Section 2.9, the acceleration of the maturity of the Notes, or for any other reason or (ii) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Advance on the date such payment is due and payable, the Borrower shall, within 10 days of any written demand sent by the Administrative Agent on behalf of a Lender to the Borrower, pay to the Administrative Agent for the benefit of such Lender any amounts determined in good faith by such Lender to be required to compensate such Lender for any additional losses, out-of-pocket costs, or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (excluding loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

Section 2.11 Increased Costs.

(a) Eurodollar Advances. If, after the Effective Date, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by financial institutions generally, including a Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency:

(i) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, financial institutions generally, including such Lender (or its Applicable Lending Office), including the Commitments of such Lender hereunder; or

(ii) shall impose on financial institutions generally, including such Lender (or its Applicable Lending Office), or on the London interbank market any other condition affecting this Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, continuing, or maintaining any Eurodollar Advances or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or its Notes with respect to any Eurodollar Advances, then the Borrower shall pay to such Lender within three Business Days after written demand made by such Lender such amount or amounts as such Lender determines in good faith to be necessary to compensate such Lender for such increased cost or reduction.

(b) Capital Adequacy. If, after the Effective Date, any Lender or the Issuing Lender shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of financial institutions generally, including such Lender or the Issuing Lender or any corporation controlling such Lender or the Issuing Lender, as a consequence of such Lender’s or the Issuing Lender’s obligations hereunder to a level below that which such Lender or the Issuing Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time within three Business Days after written demand by such Lender or the Issuing Lender, as the case may be, the Borrower shall pay to such Lender or the Issuing Lender such additional amount or amounts as such Lender determines in good faith to be necessary to compensate such Lender or the Issuing Lender for such reduction.

(c) Mitigation. Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the Effective Date, which will entitle such Lender to compensation pursuant to this Section 2.11 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 2.11 shall furnish to the Borrower and the Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be determined by such Lender in good faith and which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 2.12 Payments and Computations.

(a) Payments. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and other Credit Documents shall be made to the Administrative Agent in Dollars and in immediately available funds, without setoff, deduction, or counterclaim.

(b) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 11:00 a.m. (Houston, Texas time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender pursuant to Sections 2.8(c), 2.9, 2.10, 2.11, 2.13, and 9.2 but after taking into account payments effected pursuant to Section 9.1) in accordance with each Lender’s applicable pro rata share to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to the Administrative Agent, the Issuing Lender, the Swing Line Lender, or a specific Lender, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Computations. All computations of interest and fees shall be made by the Administrative Agent on the basis of a year of 365/366 days for Base Rate Advances and a year of 360 days for all other interest and fees, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(e) Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it in excess of its ratable share of payments on account of the Advances or Letter of Credit Obligations obtained by the Lenders, such Lender shall notify the other Lenders and forthwith purchase from the other Lenders such participations in the Advances made by it or the Letter of Credit Obligations held by it as shall be necessary to cause such purchasing Lender to share the excess payment ratably with the other Lenders; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from the other Lenders shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share, but without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12(e) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.13 Taxes.

(a) No Deduction for Certain Taxes. Any and all payments by the Borrower under any of the Credit Documents to the Administrative Agent, the Issuing Lender, or a Lender shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent, the Issuing Lender, or a Lender, (i) taxes imposed on its income and franchise or similar taxes imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which (or under the laws of a political subdivision of which) (A) the Administrative Agent, the Issuing Lender, or such Lender is organized or in which its principal executive office is located or (B) in the case of each Lender, such Lender’s Applicable Lending Office is located and (ii) any taxes imposed by the United States of America by means of withholding at the source, if and to the extent such United States withholding taxes are in effect on the date a Lender becomes a Lender hereunder (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). Except as provided in Section 2.13(f), if the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to the Administrative Agent, the Issuing Lender, or any Lender, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13), such Lender receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority or other authority in accordance with applicable law.

(b) Other Taxes. In addition, except as provided in Section 2.13(f), the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made under any Credit Document or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as “Other Taxes”).

(c) Indemnification. EXCEPT AS PROVIDED IN SECTION 2.13(F), THE BORROWER INDEMNIFIES EACH LENDER, THE ISSUING LENDER, AND THE ADMINISTRATIVE AGENT FOR THE FULL AMOUNT OF TAXES OR OTHER TAXES (INCLUDING, WITHOUT LIMITATION, ANY TAXES OR OTHER TAXES IMPOSED ON AMOUNTS PAYABLE UNDER THIS SECTION 2.13) PAID BY SUCH LENDER, THE ISSUING LENDER, OR THE ADMINISTRATIVE AGENT (AS THE CASE MAY BE) AND

ANY LIABILITY (INCLUDING INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED.

(d) Evidence of Tax Payments. As soon as practicable after any payment of Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment.

(e) Foreign Lender Withholding Exemption. Each Lender that is not incorporated under the laws of the United States of America or a state thereof and that is entitled to an exemption from United States withholding tax with respect to payments under this Agreement under applicable law or any treaty to which the United States is a party shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation (including Internal Revenue Service Forms W-8BEN or W-8ECI) prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding.

(f) Failure to Provide Forms. For any period with respect to which a Lender has failed to provide the Borrower or the Administrative Agent with the appropriate forms referred to in this Section 2.13 (unless such failure is due to a change in treaty, law or regulation occurring after the date on which such Lender becomes a Lender hereunder), such Lender shall not be entitled to indemnification or payment under the Section 2.13(a), (b), or (c) with respect to Taxes imposed by the United States; provided that if a Lender, that is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request, and at the expenses of such Lender, to assist such Lender to recover such Taxes.

(g) Mitigation. Each Lender shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its Applicable Lending Office or change the jurisdiction of its Applicable Lending Office, as the case may be, so as to avoid the imposition of any Taxes or Other Taxes or to eliminate or reduce the payment of any additional sums under this Section 2.13; provided, that no such selection or change of jurisdiction for its Applicable Lending Office shall be made if, in the reasonable judgment of such Lender, such selection or change would be disadvantageous to such Lender.

(h) Tax Credits and Refunds. If the Administrative Agent, the Issuing Lender, or a Lender has determined that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional sums pursuant to this Section 2.13, or if the Administrative Agent or a Lender has determined that it received a credit from any Governmental Authority to which the Administrative Agent or such Lender would not be entitled but for the payment by the Borrower of Taxes, Other Taxes or additional sums pursuant to this Section 2.13, at the Borrower’s request it shall pay over the amount of such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional sums paid, by the Borrower under this Section 2.13 with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event and to the extent that the Administrative Agent or such Lender is required to repay such refund or credit to such Governmental Authority.

(i) Payment. If the Administrative Agent or any Lender becomes entitled to receive payment of Taxes, Other Taxes or additional sums pursuant to this Section 2.13, it shall give notice and demand thereof to the Borrower, and the Borrower (unless the Administrative Agent or Lender shall withdraw such notice and demand or the Borrower is not obligated to pay such amounts) shall pay such Taxes, Other Taxes or additional sums within 30 days after the Borrower’s receipt of such notice and demand.

Section 2.14 Replacement of Lenders. If the Borrower is required pursuant to Section 2.8(c), 2.11 or 2.13 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Base Rate Advances into, Eurodollar Advances shall be suspended pursuant to 2.4(c)(iii) or 2.9, or if any Lender shall fail to fund its portion of any Advance required pursuant to the terms hereof (any Lender so affected, an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that (a) no Default shall have occurred and be continuing at the time of such replacement; (b) such replacement shall be at the Borrower’s sole expense and effort, including the payment of the processing fee referenced in Section 9.7(a)); (c) concurrently with such replacement, another bank or other entity (which entity shall be an Eligible Assignee), as of such date, shall purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit A and shall become a Lender for all purposes under this Agreement and shall assume all obligations of the Affected Lender which as to the Affected Lender shall be terminated as of such date and shall comply with the requirements of Section 9.7 applicable to assignments; and (d) concurrently with such replacement, the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 2.8(c), 2.11 and 2.13. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or Issuing Lender, as applicable, or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.15 Increase in Commitments.

(a) At any time prior to the Revolving Maturity Date, the Borrower may effectuate increases in the aggregate Revolving Commitments (each such increase being a “Commitment Increase”), by designating either one or more of the existing Lenders (each of which, in its sole discretion, may determine whether and to what degree to participate in such Commitment Increase) or one or more other Eligible Assignees that at the time agree, in the case of any such Eligible Assignee that is an existing Lender to increase its Revolving Commitment as such Lender shall so select (an “Increasing Lender”) and, in the case of any other Eligible Assignee that is not an existing Lender (an “Additional Lender”), to become a party to this Agreement as a Revolving Lender; provided, however, that (i) each Commitment Increase shall be of at least $1,000,000, (ii) the aggregate amount of all Commitment Increases shall not exceed $15,000,000 and the aggregate Revolving Commitments, after giving effect to all Commitment Increases, shall not exceed $40,000,000, and (iii) all Revolving Commitments and Revolving Advances provided pursuant to a Commitment Increase shall be available on the same terms as those applicable to the existing Revolving Commitments and Revolving Advances. The sum of the increases in the Revolving Commitments of the Increasing Lenders plus the Revolving Commitments of the Additional Lenders upon giving effect to a Commitment Increase shall not, in the aggregate, exceed the amount of such Commitment Increase. The Borrower shall provide prompt notice of any proposed Commitment Increase pursuant to this Section 2.15 to the Administrative Agent and the Lenders. This Section 2.15 shall not be construed to create any obligation on the Administrative Agent or any of the Lenders to advance or to commit to advance any credit to the Borrower or to arrange for any other Person to advance or to commit to advance any credit to the Borrower.

(b) A Commitment Increase shall become effective on the date (the “Increase Date”) on or prior to which the following conditions shall have been satisfied: (i) the receipt by the Administrative Agent of (A) an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Borrower, each Increasing Lender and each Additional Lender, setting forth the Revolving Commitments, if any, of each such Lender and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender, and (B) such evidence of appropriate authorization on the part of the Borrower with respect to such Commitment Increase as the Administrative Agent may reasonably request, (ii) the funding by each Increasing Lender and Additional Lender of the Advances to be made by each such Lender to effect the prepayment requirement set forth in Section 2.4(c)(vii), and (iii) receipt by the Administrative Agent of a certificate of an authorized officer of the Borrower stating that, both before and after giving effect to such Commitment Increase, no Default has occurred and is continuing, and that all representations and warranties made by the Borrower in this Agreement are true and correct in all material respects, unless such representation or warranty relates to an earlier date which remains true and correct in all material respects as of such earlier date.

(c) Notwithstanding any provision contained herein to the contrary, from and after the date of any Commitment Increase, all calculations and payments of interest on the Revolving Advances shall take into account the actual Revolving Commitment of each Lender and the principal amount outstanding of each Revolving Advance made by such Lender during the relevant period of time.

(d) On each Increase Date, each Lender’s share of the Letter of Credit Exposure on such date shall automatically be deemed to equal such Lender’s applicable pro rata share of such Letter of Credit Obligations (such pro rata share for such Lender to be determined as of the Increase Date in accordance with its Revolving Commitment on such date as a percentage of the aggregate Revolving Commitment on such date) without further action by any party.

ARTICLE 3

CONDITIONS OF LENDING

Section 3.1 Conditions Precedent to Initial Borrowings and the Initial Letter of Credit. The obligations of each Lender to make the initial Advance and an initial Letter of Credit, including the deemed issuance of the Existing Letters of Credit, shall be subject to the conditions precedent that:

(a) Documentation. The Administrative Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(i) this Agreement and all attached Exhibits and Schedules and the Notes payable to the order of each applicable Lender;

(ii) the Guaranty executed by each Guarantor;

(iii) the Security Agreement executed by the Borrower and each of its Subsidiaries, together with appropriate UCC-1 and UCC-3 financing statements, if any, necessary or desirable for filing with the appropriate authorities and any other documents, agreements, or instruments necessary to create, perfect or maintain an Acceptable Security Interest in the Collateral described in the Security Agreement;

(iv) new Mortgages executed by the Borrower or any of its Subsidiaries granting an Acceptable Security Interest in real properties of the Borrower and its Subsidiaries other than the Bilateral Collateral;

(v) evidence that the Administrative Agent has an Acceptable Security Interest in the Collateral;

(vi) certificates of insurance naming the Administrative Agent as loss payee or additional insured, as applicable, and covering the Borrower’s or its Subsidiaries Properties with such insurance carriers, for such amounts and covering such risks that are acceptable to the Administrative Agent;

(vii) a certificate from an authorized officer of the Borrower dated as of the Effective Date stating that as of such date (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects and (B) no Default has occurred and is continuing;

(viii) a secretary’s certificate from Borrower and each Guarantor certifying such Person’s (A) officers’ incumbency, (B) authorizing resolutions, (C) organizational documents, and (D) governmental approvals, if any, with respect to the Credit Documents to which such Person is a party;

(ix) certificates of good standing for the Borrower and each Guarantor in each state in which each such Person is organized or qualified to do business, which certificate shall be dated a date not earlier than 30 days prior to Effective Date;

(x) a legal opinion of Doherty & Doherty LLP, as outside counsel to the Borrower and the Guarantors, in form and substance reasonably acceptable to the Administrative Agent;

(xi) copies, certified by a Responsible Officer of the Borrower of the Teledrift APA and all other documents entered into among the parties thereto in connection with the Teledrift Acquisition; and

(xii) such other documents, governmental certificates, agreements, and lien searches as the Administrative Agent or any Lender may reasonably request.

(b) Consents; Authorization; Conflicts. The Borrower shall have received any consents, licenses and approvals required in accordance with applicable law, or in accordance with any document, agreement, instrument or arrangement to which the Borrower, or any of its Subsidiaries or any of the other parties to the Teledrift APA is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Credit Documents and the Teledrift APA. In addition, the Borrower and its Subsidiaries shall have all such material consents, licenses and approvals required in connection with the continued operation of the Borrower and its Subsidiaries, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby. The Administrative Agent shall be satisfied that the consummation of the Teledrift Acquisition did not contravene any law or any contractual restriction binding on or affecting the Borrower, any Subsidiary of the Borrower or any party to the Teledrift APA.

(c) Representations and Warranties. The representations and warranties contained in Article 4 and in each other Credit Document shall be true and correct in all material respects on and as of the Effective Date before and after giving effect to the initial Borrowings or issuance (or deemed issuance) of Letters of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date.

(d) Payment of Fees. The Borrower shall have paid the fees and expenses required to be paid as of the Effective Date by Sections 2.7(b) and 9.1 or any other provision of a Credit Document.

(e) Other Proceedings. No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement or any transaction contemplated hereby or (ii) which, in any case, in the judgment of the Administrative Agent, could reasonably be expected to result in a Material Adverse Change.

(f) Other Reports. The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, all environmental reports, and such other reports, audits or certifications as it may reasonably request, which reports the Administrative Agent acknowledges it has received as of the date of this Agreement.

(g) Material Adverse Change. No event or circumstance that could reasonably be expected to result in a material adverse change in the business, condition (financial or otherwise), prospects, or results of operations of the Borrower and its Subsidiaries, taken as a whole, shall have occurred since September 30, 2007.

(h) No Default. No Default shall have occurred and be continuing.

(i) Solvency. The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent from a senior financial officer of the Borrower and each Guarantor of the Borrower certifying that, before and after giving effect to the Teledrift Acquisition, the Borrower and each such Guarantor is Solvent (assuming with respect to each Guarantor, that the fraudulent conveyance savings language contained in the Guaranty applicable to such Guarantor will be given full effect).

(j) Convertible Senior Notes. The Convertible Senior Notes shall have been issued by the Borrower and the Borrower shall have received Debt Incurrence Proceeds therefrom in an amount equal to or greater than $95,000,000.

(k) Teledrift Acquisition. All conditions to the consummation and effectiveness of the Teledrift Acquisition shall have been met and the Teledrift Acquisition shall have been consummated on terms set forth in the Teledrift APA for a purchase price not greater than $95,200,000 (subject to post-closing price adjustments provided for in the Teledrift APA) and the Administrative Agent shall have completed and be satisfied with the results of is legal and business due diligence review of the Teledrift Acquisition, including (i) the tax aspects thereof, (ii) the environmental due diligence, (iii) accounting due diligence and (iv) the valuation and condition of the inventory and fixed assets thereof. Furthermore, the Administrative Agent shall have received evidences of lien releases for liens which encumber any of the Properties of acquired under the Teledrift Acquisition in form and substance satisfactory to the Administrative Agent.

(l) Delivery of Financial Statements. The Administrative Agent shall have received true and correct copies of (i) the audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2007, (ii) the audited consolidated financial statements of Teledrift, Inc. and its Subsidiaries for the fiscal years ended December 31, 2005 and December 31, 2006, (iii) the audited consolidated financial statements of Teledrift, Inc. and its Subsidiaries for the three fiscal quarter period ended September 30, 2007, (iv) the unaudited pro forma consolidated financial statements of the Borrower and its Subsidiaries and Teledrift, Inc. and its Subsidiaries for the fiscal year ended December 31, 2006 and the three fiscal quarter period ended September 30, 2007; and (v) the unaudited consolidated financial statements of Teledrift, Inc. and its Subsidiaries for the fiscal year ended December 31, 2007.

(m) Borrowing Base Certificate. The Administrative Agent shall have received a completed Borrowing Base Certificate duly executed by a financial officer of the Borrower.

(n) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower, with appropriate insertions and executed by a duly authorized officer of the Borrower.

(o) Real Estate Collateral. For each real property of the Borrower and its Subsidiaries to be included as Collateral, the Administrative Agent shall have received a flood determination certificate issued by the appropriate Governmental Authority or third party indicating that such property is not designated as a “flood hazard area”.

(p) Collateral Lists; Aging Reports; Miscellaneous Due Diligence. The Administrative Agent shall have received or completed, and be satisfied with the result of, (i) an aging report of the Credit Parties’ Receivables and accounts payable, (ii) an evaluation and stock status report of the Credit Parties’ Inventory, (iii) a listing of the Credit Parties’ fixed assets, (iv) documentation relating to material weakness in the Borrower’s Form 10-K for the fiscal year ended December 31, 2006, (v) a completed Schedule 3.1 which shall list all real property owned or leased by the Credit Parties, (vi) a list of the top ten customers and suppliers of the Credit Parties, and (vii) a schedule of all pending litigation or proceeding with an amount in controversy in excess of $500,000 individually.

(q) Capital and Ownership Structure. The Administrative Agent shall be satisfied with the pro forma capital and ownership structure of the Borrower and its Subsidiaries, after giving effect to the Teledrift Acquisition, and the stockholder agreements, if any, among the holders of Equity Interest in the Borrower.

(r) Bilateral Agreement. Prior to, or concurrently with, the making of the initial Advance hereunder, the Bilateral Agreement shall have been amended on terms satisfactory to Wells Fargo and provisions shall have been made, in form satisfactory to the Administrative Agent, for the release of all liens and security interest securing the obligations under the Bilateral Agreement other than such lien granted under deeds of trust or mortgages and encumbering the Bilateral Collateral.

(s) Minimum Availability. After giving effect to the initial Advances made hereunder, including such Advances to pay in full the outstandings under the Bilateral Agreement (other than the “Real Estate Loan” as defined therein), Availability shall be equal to or greater than $7,500,000.

(t) USA Patriot Act. The Borrower has delivered to each Lender that is subject to the Patriot Act such information requested by such Lender in order to comply with the Patriot Act.

Section 3.2 Conditions Precedent to Each Borrowing and to Each Issuance, Extension or Renewal of a Letter of Credit. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) and the obligation of the Issuing Lender to issue, renew or extend a Letter of Credit (including the deemed issuance of Letters of Credit) shall be subject to the further conditions precedent that on the date of such Borrowing or such issuance, renewal or extension:

(a) Representations and Warranties. As of the date of the making of any Advance or issuance of any Letter of Credit, the representations and warranties made by any Credit Party or any officer of any Credit Party contained in the Credit Documents shall be true and correct in all material respects on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date and each request for the making of any Advance or issuance of any Letter of Credit and the making of such Advance or the issuance of such Letter of Credit shall be deemed to be a reaffirmation of such representations and warranties.

(b) Event of Default. As of the date of the making of any Advance, there shall exist no Default or Event of Default, and the making of the Advance would not cause a Default or Event of Default.

Section 3.3 Determinations Under Sections 3.1 and 3.2. For purposes of determining compliance with the conditions specified in Sections 3.1 and 3.2, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Lender prior to the Borrowings hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowings.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows:

Section 4.1 Organization. Each Credit Party is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation and is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure could not reasonably be expected to result in a Material Adverse Change. As of the Effective Date, each Credit Party’s type of organization and jurisdiction of incorporation or formation are set forth on Schedule 4.1.

Section 4.2 Authorization. The execution, delivery, and performance by each Credit Party of each Credit Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) are within such Credit Party’s powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, (c) do not contravene any articles or certificate of incorporation or bylaws, partnership or limited liability company agreement binding on or affecting such Credit Party, (d) do not contravene any law or any contractual restriction binding on or affecting such Credit Party, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority. At the time of each Advance or the issuance, extension or increase of each Letter of Credit, such Advance and the use of the proceeds of such Advance or the issuance, extension or increase of such Letter of Credit are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) the Borrower’s articles or certificate (as applicable) of incorporation or bylaws or (ii) any law or any contractual restriction binding on or affecting the Borrower, will not result in or require the creation or imposition of any Lien prohibited by this Agreement, and do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority.

Section 4.3 Enforceability. The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable against such Credit Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and by general principles of equity whether applied by a court of law or equity.

Section 4.4 Financial Condition.

(a) The Borrower has delivered to the Administrative Agent the unaudited financial statements for the Borrower and its Subsidiaries dated as of September 30, 2007 for the fiscal quarter ending thereon. The financial statements referred to in the preceding sentence have been prepared in accordance with GAAP and present fairly the consolidated financial condition of the aforementioned Persons as of the respective dates thereof. As of the date of the aforementioned financial statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the applicable Persons, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(b) Since September 30, 2007, no event or condition has occurred that could reasonably be expected to result in Material Adverse Change.

Section 4.5 Ownership and Liens; Real Property. Each of the Borrower and its Subsidiaries (a) has good and marketable title to, or a valid and subsisting leasehold interest in, all real property, and good title to all personal Property, used in its business, and (b) none of the Property owned or leased by the Borrower or a Subsidiary of the Borrower is subject to any Lien except Permitted Liens. As of the Effective Date, the Borrower and its Subsidiaries own no real property other than that listed on Schedule 4.5.

Section 4.6 True and Complete Disclosure. All written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of the Borrower and its Subsidiaries and furnished to the Administrative Agent or the Lenders for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby does not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. There is no fact known to any officer of the Borrower on the date of this Agreement that has not been disclosed to the Administrative Agent that could reasonably be expected to result in a Material Adverse Change. All projections, estimates, budgets, and pro forma financial information furnished by the Borrower or any of its Subsidiaries (or on behalf of the Borrower or any such Subsidiary), were prepared on the basis of assumptions, data, information, tests, or conditions (including current and reasonably foreseeable business conditions) believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

Section 4.7 Litigation. There are no actions, suits, or proceedings pending or, to Borrower’s knowledge, threatened against the Borrower or any Subsidiary of the Borrower, at law, in equity, or in admiralty, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change. Additionally, except as disclosed in writing to the Administrative Agent and the Lenders, there is no pending or, to the knowledge of the Borrower, threatened action or proceeding instituted against any of the Borrower or any of Subsidiary of the Borrower which seeks to adjudicate any of the Borrower or any of Subsidiary of the Borrower as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property; provided that this Section 4.7 does not apply with respect to Environmental Claims.

Section 4.8 Compliance with Agreements.

(a) Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or any other types of agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation the performance of or compliance with which could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which the Borrower or such Subsidiary is a party and which could reasonably be expected to cause a Material Adverse Change. To the best knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries is in default under, or has received a notice of default under, any contract, agreement, lease or any other document or instrument to which the Borrower or its Subsidiaries is a party which is continuing and which, if not cured, could reasonably be expected to cause a Material Adverse Change.

(b) No Default has occurred and is continuing.

Section 4.9 Pension Plans. (a) Except for matters that could not reasonably be expected to result in a Material Adverse Change, all Plans are in compliance in all material respects with all applicable provisions of ERISA, (b) no Termination Event has occurred with respect to any Plan that would result in an Event of Default under Section 7.1(i), and, except for matters that could not reasonably be expected to result in a Material Adverse Change, each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code, (c) no “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred, and for plan years after December 31, 2007, no unpaid minimum required contribution exists, and there has been no excise tax imposed under Section 4971 of the Code, (d) to the knowledge of Borrower, no Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (e) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in an amount that could reasonably be expected to result in a Material Adverse Change, (f) neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability that could reasonably be expected to result in a Material Adverse Change or an Event of Default under Section 7.1(j), and (g) except for matters that could not reasonably result in a Material Adverse Change, as of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any Subsidiary of the Borrower has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower or any Subsidiary of the Borrower for post-retirement benefits to be provided to the current and former employees of the Borrower or any Subsidiary of the Borrower under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.10 Environmental Condition.

(a) Permits, Etc. The Credit Parties (i) have obtained all material Environmental Permits necessary for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) except as set forth in Schedule 4.10, have at all times been and are in material compliance with all terms and conditions of such Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any actual or contingent Environmental Claim which could reasonably be expected to cause a Material Adverse Change.

(b) Certain Liabilities. Except as set forth on Schedule 4.10, to the Borrower’s best knowledge, none of the present or previously owned or operated Property any of the Credit Parties or of any of their former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Obligor, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that could cause a Material Adverse Change.

(c) Certain Actions. Without limiting the foregoing, (i) all necessary material notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower, any of its Subsidiaries or any of the Borrower’s or such Subsidiary’s former Subsidiaries on any of their presently or formerly owned or operated Property and (ii) the present and, to the Borrower’s best knowledge, future liability, if any, of the Borrower or of any Borrower’s Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Change.

Section 4.11 Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries other than those listed on Schedule 4.11. Each Subsidiary of the Borrower (including any such Subsidiary formed or acquired subsequent to the Effective Date) has complied with the requirements of Section 5.6.

Section 4.12 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any of its Subsidiaries is subject to regulation under any Federal or state statute, regulation or other Legal Requirement which limits its ability to incur Debt.

Section 4.13 [Reserved]

Section 4.14 Taxes. Proper and accurate (in all material respects), federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Borrower, any Subsidiary of the Borrower, or any member of the Affiliated Group as determined under Section 1504 of the Code (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities, and all taxes (which are material in amount) and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceeding. Neither the Borrower nor any member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions. None of the Property owned by the Borrower or any other member of the Tax Group is Property which the Borrower or any member of the Tax Group is required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Code. Proper and accurate amounts have been withheld by the Borrower and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law.

Section 4.15 Permits, Licenses, etc. Each of the Borrower and its Subsidiaries possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its business. Each of the Borrower and its Subsidiaries manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change; provided that this Section 4.15 does not apply with respect to Environmental Permits.

Section 4.16 Use of Proceeds. The proceeds of the Advances will be used by the Borrower for the purposes described in Section 6.6. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.

Section 4.17 Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Borrower and each of its Subsidiaries, are in good working order and condition, normal wear and tear excepted. Neither the business nor the material Properties of the Borrower and each of its Subsidiaries has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, which effect could reasonably be expected to cause a Material Adverse Change.

Section 4.18 Insurance. Each of the Borrower and its Subsidiaries carry insurance (which may be carried by the Borrower on a consolidated basis) with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses or, self-insure to the extent that is customary for Persons of similar size engaged in similar businesses.

ARTICLE 5

AFFIRMATIVE COVENANTS

So long as any Obligation shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure, the Borrower agrees to comply with the following covenants.

Section 5.1 Organization. The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties and where failure to qualify could reasonably be expected to cause a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.7 or Section 6.8.

Section 5.2 Reporting.

(a) Annual Financial Reports of Borrower. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 90 days after the end of each fiscal year, commencing with fiscal year ended December 31, 2007, the unqualified audited annual Financial Statements for the Borrower and its consolidated Subsidiaries setting forth in comparative form the audited consolidated figures as of the end of and for the previous fiscal year (beginning with the financial statements delivered for the fiscal year ending December 31, 2008), all prepared in conformity with GAAP consistently applied and all as audited (other than the consolidating statements) by certified public accountants reasonably acceptable to the Administrative Agent and including any management letters delivered by such accountants to the Borrower in connection with such audit, and (ii) a Compliance Certificate executed by an authorized senior financial Responsible Officer of the Borrower.

(b) Quarterly Financials. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available but in any event not later than 45 days after the end of each fiscal quarter of each fiscal year of the Borrower and its consolidated Subsidiaries, commencing with the fiscal quarter ending March 31, 2008, (i) the unaudited Financial Statements for the Borrower and its consolidated Subsidiaries for the period commencing at the end of the previous year and ending with the end of such fiscal quarter and setting forth in comparative form the consolidated figures (including a comparison of the balance sheet and the related consolidated and consolidating statements of income, retained earnings, and cash flow) for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and duly certified with respect to such consolidated statements (subject to the absence of footnotes and to year-end audit adjustments) by an authorized senior financial Responsible Officer of the Borrower as having been prepared in accordance with GAAP and as fairly presenting, in all material respects, the financial condition, results of operations, and cash flows of the Borrower and its Subsidiaries in accordance with GAAP; and (ii) a Compliance Certificate executed by an authorized senior financial Responsible Officer of the Borrower.

(c) Monthly Financials. As soon as available and in any event within 25 days after the end of each calendar month, the Borrower shall provide the consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as of the end of such month and the related consolidated and consolidating statements of income and cash flows of the Borrower and its consolidated Subsidiaries for such month all in reasonable detail, certified by the chief financial officer of the Borrower as fairly presenting the financial position of the Borrower as at the dates indicated and in accordance with GAAP;

(d) Borrowing Base Certificate. As soon as available and in any event within 25 days after the end of each calendar month, the Borrower shall provide to the Administrative Agent, a certificate of an authorized senior financial Responsible Officer of the Borrower calculating the Borrowing Base in the form of the Borrowing Base Certificate then in effect as of the end of such calendar month, including therein, among other things, a monthly accounts receivable aging, accounts payables aging and inventory listing and aging report of the Credit Parties;

(e) Account Debtors. As soon as available and in any event within ten days after the end of each fiscal year of the Borrower, the Borrower shall provide to the Administrative Agent a listing of all account debtors including physical addresses, contact names and phone numbers.

(f) Annual Budget. As soon as available and in any event within 60 days after the end of each fiscal year of the Borrower, the Borrower shall provide to the Administrative Agent an annual operating and capital budget for the current fiscal year.

(g) Defaults. The Borrower shall provide to the Administrative Agent promptly, but in any event within three Business Days after the occurrence thereof, a notice of each Default or

Event of Default known to the Borrower or to any of its Subsidiaries, together with a statement of an officer of the Borrower setting forth the details of such Default or Event of Default and the actions which the Borrower has taken and proposes to take with respect thereto.

(h) Other Creditors. The Borrower shall provide to the Administrative Agent promptly after the giving or receipt thereof, copies of any default notices given or received by the Borrower or by any of its Subsidiaries pursuant to the terms of any indenture, loan agreement, credit agreement, or similar agreement.

(i) Litigation. The Borrower shall provide to the Administrative Agent promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority, affecting the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Change.

(j) Environmental Notices. Promptly upon, and in any event no later than 15 days after, the receipt thereof, or the acquisition of knowledge thereof, by the Borrower or any Subsidiary of the Borrower, the Borrower shall provide the Administrative Agent with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, (i) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefore in excess of $500,000, (ii) concerning any action or omission on the part of any of the Credit Parties or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability in excess of $500,000 or requiring that action be taken to respond to or clean up a Release of Hazardous Substances or Hazardous Waste into the environment and such action or clean-up could reasonably be expected to exceed $500,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien upon, against or in connection with the Borrower, any Subsidiary of the Borrower, or any of their respective former Subsidiaries, or any of their leased or owned Property, wherever located.

(k) Material Changes. The Borrower shall provide to the Administrative Agent prompt written notice of any condition or event of which the Borrower or any of its Subsidiaries has knowledge, which condition or event has resulted or may reasonably be expected to result in (i) a Material Adverse Change or (ii) a breach of or noncompliance with any material term, condition, or covenant of any material contract to which the Borrower or any of its Subsidiaries is a party or by which their Properties may be bound which breach or noncompliance could reasonably be expected to result in a Material Adverse Change.

(l) Termination Events. As soon as possible and in any event (i) within 30 days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after the Borrower or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred, the Borrower shall provide to the Administrative Agent a statement of an authorized officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or any Affiliate of the Borrower proposes to take with respect thereto;

(m) Termination of Plans. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, the Borrower shall provide to the Administrative Agent copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(n) Other ERISA Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, the Borrower shall provide to the Administrative Agent a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability imposed on the Borrower or any member of the Controlled Group pursuant to Section 4202 of ERISA;

(o) Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary of the Borrower, the Borrower shall provide to the Administrative Agent a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority;

(p) Disputes; etc. The Borrower shall provide to the Administrative Agent prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of the Borrower, any such actions threatened, or affecting the Borrower or any Subsidiary of the Borrower, which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any of its Subsidiaries has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any Subsidiary of the Borrower, and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any Subsidiary of the Borrower, if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $500,000;

(q) Securities Law Filings and other Public Information. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or any other securities Governmental Authority, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(r) Other Information. Subject to the confidentiality provisions of Section 9.7(g), the Borrower shall provide to the Administrative Agent such other information respecting the business, operations, or Property of the Borrower or any Subsidiary of the Borrower, financial or otherwise, as any Lender through the Administrative Agent may reasonably request.

Section 5.3 Insurance.

(a) The Borrower shall, and shall cause each of its Subsidiaries to, with reputable insurers in respect of such of their respective Properties, carry and maintain insurance in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses or, self-insure to the extent that is customary for Persons of similar size engaged in similar businesses; provided that, the amounts of such insurance and the risks covered by such insurance shall not be less than the amounts and risks that are approved by the Administrative Agent on the Effective Date.

(b) Copies of all policies of insurance or certificates thereof covering the property or business of the Credit Parties, and endorsements and renewals thereof, certified as true and correct copies of such documents by a Responsible Officer of the Borrower shall be delivered by Borrower to and retained by the Administrative Agent. All policies of property insurance with respect to the Collateral either shall have attached thereto a lender’s loss payable endorsement in favor of the Administrative Agent for its benefit and the ratable benefit of the Lenders or name the Administrative Agent as loss payee for its benefit and the ratable benefit of the Secured Parties, in either case, in form reasonably satisfactory to the Administrative Agent, and all policies of liability insurance shall name the Administrative Agent for its benefit and the ratable benefit of the Secured Parties as an additional insured. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least 30 days’ prior written notice to the Administrative Agent. In the event that, notwithstanding the “lender’s loss payable endorsement” requirement of this Section 5.3, the proceeds of any insurance policy described above are paid to the Borrower or a Guarantor, the Borrower shall deliver, or cause to be delivered, such proceeds to the Administrative Agent immediately upon receipt.

(c) If at any time the area in which any real property constituting Collateral is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower shall, and shall cause each of its Subsidiaries to, obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(d) Any proceeds of insurance referred to in this Section 5.3 which are paid to the Administrative Agent shall (i) if no Event of Default has occurred and is continuing, be returned to the Borrower to be applied as permitted by Section 2.5(c)(iii), and (ii) if an Event of Default has occurred and is continuing, be immediately applied to the Secured Obligations in accordance with Section 7.6.

Section 5.4 Compliance with Laws. The Borrower shall, and shall cause each of its Subsidiaries to, comply with all federal, state, and local laws and regulations (including Environmental Laws) which are applicable to the operations and Property of the Borrower or any of the Credit Parties and maintain all related permits necessary for the ownership and operation of the Borrower’s and each Credit Parties’ Property and business, except in any case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change, provided that this Section 5.4(b) shall not prevent the Borrower or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings for which adequate reserves have been established.

Section 5.5 Taxes. The Borrower shall, and shall cause each of its Subsidiaries to pay and discharge all taxes, assessments, and other charges and claims related thereto imposed on the Borrower or any of its Subsidiaries prior to the date on which penalties attach; provided that nothing in this Section 5.5 shall require the Borrower or any of its Subsidiaries to pay any tax, assessment, charge, or claims which is being contested in good faith and for which adequate reserves have been established in compliance with GAAP.

Section 5.6 New Subsidiaries. Within 10 days after the creation of a new Subsidiary or the purchase by the Borrower or any of its Subsidiaries of the Equity Interests of any Person, which purchase results in such Person becoming a Subsidiary of the Borrower, the Borrower shall cause (a) such Subsidiary to execute and deliver to the Administrative Agent (i) a joinder to the Guaranty, (ii) a joinder to the Security Agreement, (iii) if such Subsidiary owns any real property, a Mortgage covering such real properties, and (iv) such evidence of corporate authority to enter into such Guaranty, Security Agreement, and Mortgage as the Administrative Agent may reasonably request and (b) the equity holder of such Subsidiary to execute a pledge agreement pledging 100% of the Equity Interest owned by such equity holder of such Subsidiary and such evidence of corporate, limited liability company or partnership authority to enter into such pledge agreement as the Administrative Agent may reasonably request, along with share certificates pledged thereby and appropriately executed stock powers in blank, if applicable; provided that, no new Foreign Subsidiary shall be required to enter into a Guaranty, Security Agreement or pledge agreement and the Borrower or any Subsidiary that is an equity holder of a Foreign Subsidiary shall only be required to pledge 66  2/3% of the Equity Interest of such Foreign Subsidiary.

Section 5.7 Security. The Borrower agrees that at all times before the termination of this Agreement, payment in full of the Obligations (other than reimbursement and indemnity obligations which survive but are not due and payable), the termination and return of all Letters of Credit and termination in full of the Commitments, the Administrative Agent shall have an Acceptable Security Interest in the Collateral to secure the performance and payment of the Obligations. The Borrower shall, and shall cause each of its Subsidiaries to, grant to the Administrative Agent a Lien in any Property of the Borrower or any Subsidiary now owned or hereafter acquired promptly and to take such actions as may be required under the Security Documents to ensure that the Administrative Agent has an Acceptable Security Interest in such Property. Notwithstanding the generality of the foregoing, from and after the Closing Date, if (a) the Borrower or any Guarantor acquires any fee interest in real property having a book value in excess of $100,000 or (b) at the time any Person becomes a Guarantor, such Person owns or holds any such fee interest in real property of such value, such Credit Party shall deliver to the Administrative Agent, at its request after such acquisition of such property or such Person becomes a Guarantor, as the case may be, the following:

(i) A fully executed and notarized Mortgage duly recorded in all appropriate places in all applicable jurisdictions, encumbering the interest of such Credit Party in such property; and

(ii) If requested by the Administrative Agent, a title report issued by a title company acceptable to the Administrative Agent with respect thereto, dated not more than 30 days prior to the date such Mortgage is to be recorded and satisfactory in form and substance to the Administrative Agent, together with copies of any documents listed as exceptions to such title and, to the extent the Borrower or any Subsidiary obtains an owner’s title policy on said property, a mortgagee’s policy in an equal amount insuring the Lien in subsection (i) above.

Section 5.8 Accounts. Within 90 days after the Effective Date, the Borrower shall, and shall cause each of its Subsidiaries to, open and maintain their principal operating accounts and other deposit accounts with Wells Fargo or such accounts with other depositary banks that are subject to Account Control Agreements; provided that, the requirements of this Section 5.8 shall not apply to deposit accounts which, individually has a balance of less $100,000, and which collectively have a balance of less than $300,000.

Section 5.9 Records; Inspection. Borrower shall, and shall cause each of its Subsidiaries to maintain proper, complete and consistent books of record with respect to such Person’s operations, affairs, and financial condition. From time to time upon reasonable prior notice, the Borrower shall permit any Lender and shall cause each of its Subsidiaries to permit any Lender, at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of the Borrower or such Subsidiary of the Borrower, to, subject to any applicable confidentiality considerations, examine and copy the books and records of the Borrower or such Subsidiary of the Borrower, to visit and inspect the Property of the Borrower or such Subsidiary of the Borrower, and to discuss the business operations and Property of the Borrower or such Subsidiary of the Borrower with the officers and directors thereof.

Section 5.10 Maintenance of Property. The Borrower shall, and shall cause each of its Subsidiaries to, maintain their owned, leased, or operated Property in good condition and repair, normal wear and tear excepted; and shall abstain from, and cause each of its Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

Section 5.11 [Reserved].

Section 5.12 Borrowing Base Audits; Appraisal Reports.

(a) Collateral Audits. The Borrower shall, and shall cause each of its Subsidiaries to, permit the Administrative Agent to perform collateral audits and field exams of the Properties of the Borrower and its Subsidiaries and to provide the Administrative Agent with such assistance and information so that (a) a collateral audit dated as of July 31st of each year may be completed on or prior to the immediately following September 15th of each year, and (b) a collateral audit dated as of January 31st of each year may be completed on or prior to the immediately following March 15th of each year. If no Default has occurred and is continuing, only such two audits per year and any other audits performed at the request of the Borrower shall be performed at the Borrower’s sole cost and expense and the costs of each such appraisal reports shall be paid by the Borrower. If a Default has occurred and is continuing, all audits shall be performed at the Borrower’s sole cost and expense and the costs of each such appraisal reports shall be paid by the Borrower.

(b) Appraisals on Fixed Assets. Within 45 days after the Effective Date, the Borrower shall have delivered to the Administrative Agent written appraisals and/or written updates to previously delivered appraisals, in each case, conducted by an industry recognized third party appraiser setting forth, among other things, the OLV of Fixed Assets of all of the Borrower’s and its Subsidiaries’ machinery and equipment which appraisals and updates shall be in form satisfactory to the Administrative Agent in its reasonable discretion.

(c) Post-Closing Updated Collateral Audit. In addition to the audits required under clause (a) above, on or prior to the fifth Business Day after the Effective Date, the Borrower shall have delivered to the Administrative Agent an updated collateral audit of the Receivables and Inventory of the Credit Parties in detail and form satisfactory to the Administrative Agent.

Section 5.13 Interest Hedging Agreements. On or prior to April 30, 2008, the Borrower shall have entered into, and thereafter shall maintain, Hedging Arrangements covering 50% of the Advances outstanding at any time and pursuant to which the Borrower reduces, eliminates or otherwise protects against the risk of fluctuations in the interest rates and on such other terms and with such counterparty acceptable to the Administrative Agent.

ARTICLE 6

NEGATIVE COVENANTS

So long as any Obligation shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure, the Borrower agrees to comply with the following covenants.

Section 6.1 Debt. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than the following (collectively, the “Permitted Debt”):

(a) the Secured Obligations and the Debt outstanding under the Bilateral Agreement;

(b) intercompany Debt incurred in the ordinary course of business owed by any Credit Party to any other Credit Party; provided that, if applicable, such Debt as an investment is also permitted in Section 6.3;

(c) Debt in the form of accounts payable to trade creditors for goods or services and current operating liabilities (other than for borrowed money) which in each case are not more than 90 days past due, in each case incurred in the ordinary course of business, as presently conducted, unless contested in good faith and by appropriate proceedings;

(d) purchase money indebtedness or Capital Leases in an aggregate principal amount not to exceed $1,000,000 at any time; provided neither the Borrower nor any Subsidiary of the Borrower may enter into additional indebtedness of the type described in this clause (d) if a Default is continuing or entering into the additional indebtedness could reasonably be expected to cause a Default;

(e) Debt secured by Liens of the type described in Section 6.2(f);

(f) Debt existing on the Effective Date and set forth in Schedule 6.1; provided that, (i) the Borrower shall not amend the maturity date thereof to a date that is at or earlier than the scheduled Maturity Date, (ii) the Borrower shall not make any prepayments thereof other than as expressly provided by the terms thereof existing on the date hereof, and (ii) the amount of such Debt may not be increased other than as a result of fees and expenses reasonably incurred in connection with any refinancing, refunding, renewal, or extension thereof;

(g) Debt represented by the Convertible Senior Notes pursuant to the Indenture and the subsidiary guarantees thereof pursuant to the Indenture; provided that (i) all of such Debt shall have been issued under the initial issuance thereof or under the over-allotment option exercised by the underwriters thereof, (ii) immediately before and immediately after giving effect to the issuance of such Debt, no Default or Event of Default shall have occurred or be continuing, and (iii) such Debt shall not have (A) any affirmative or negative covenant (including financial covenants) that is more restrictive than those set forth in this Agreement, provided that the inclusion of any covenant that is customary with respect to such type of Debt and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this clause (h), (B) any restriction on the ability of the Borrower or any of its Subsidiaries to enter into or amend, modify, restate or otherwise supplement this Agreement or the other Credit Documents, (C) any collateral or other security for such Indebtedness, (D) any restrictions on the ability of any Subsidiary of the Borrower to guarantee the Secured Obligations, (E) any restrictions on the ability of any Subsidiary or the Borrower to pledge assets as collateral security for the Secured Obligations or (F) a scheduled maturity date that is earlier than June 30, 2011; and

(h) Debt not otherwise permitted under the terms of this Section 6.1 in an aggregate amount not to exceed $5,000,000.

Section 6.2 Liens. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of the Borrower or any Subsidiary of the Borrower, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following (collectively, the “Permitted Liens”):

(a) Liens securing the Secured Obligations;

(b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, and other similar liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established;

(c) Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

(d) Liens for taxes, assessment, or other governmental charges which are not yet due and payable or which are being actively contested in good faith by appropriate proceedings;

(e) Liens securing purchase money debt or Capital Lease obligations permitted under Section 6.1(d); provided that each such Lien encumbers only the Property purchased in connection with the creation of any such purchase money debt or the subject of any such Capital Lease and the amount secured thereby is not increased;

(f) Liens on Property of Persons which become Subsidiaries of the Borrower after the Effective Date and securing Permitted Debt; provided that, (i) such Liens are in existence at the time the respective Persons become Subsidiaries of the Borrower and were not created in anticipation thereof and (ii) the Debt secured by such Liens (A) is secured only by such Property and not by any other assets of the Subsidiary acquired, and (B) is not increased in amount;

(g) Liens arising from precautionary UCC financing statements regarding operating leases to the extent such operating leases are permitted hereby;

(h) encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Borrower or such Subsidiary to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use;

(i) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution;

(j) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(k) judgment and attachment Liens not giving rise to an Event of Default, provided that (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (ii) no action to enforce such Lien has been commenced; and

(l) Liens existing on the Effective Date and set forth in Schedule 6.2 and covering only such property that is covered by such Lien on the Effective Date.

Section 6.3 Investments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or hold any direct or indirect investment in any Person, including capital contributions to the Person, investments in or the acquisition of the debt or equity securities of the Person, or any loans, guaranties, trade credit, or other extensions of credit to any Person, other than the following (collectively, the “Permitted Investments”):

(a) investments in the form of trade credit to customers of a Credit Party arising in the ordinary course of business and represented by accounts from such customers;

(b) Liquid Investments;

(c) loans, advances, or capital contributions to, or investments in, or purchases or commitments to purchase any stock or other securities or evidences of indebtedness of or interests in any Person and existing on the Effective Date, in each case as specified in the attached Schedule 6.3; provided that, the respective amounts of such loans, advances, capital contributions, investments, purchases and commitments shall not be increased (other than appreciation);

(d) loans and advances by a Credit Party to any other Credit Party;

(e) investments in the form of Acquisitions permitted by Section 6.4; and

(f) (i) creation of any additional Subsidiaries domiciled in the U.S. in compliance with Section 5.6. and (ii) creation of any additional Subsidiaries domiciled outside of the U.S. in compliance with Section 5.6; provided that with respect to any Subsidiary domiciled outside of the U.S., the initial capitalization of such Subsidiary by the Borrower or any of its Subsidiaries shall not be in excess of the greater of (a) the minimum amount required by law and (b) $5,000; provided further that, with respect to a Subsidiary domiciled in or outside of the U.S., any contributions, loans, or advances to, or investments in such Subsidiary (other than the initial capitalization of such Subsidiary) by a Borrower or any of its Subsidiaries shall be otherwise permitted under this Section 6.3.

Section 6.4 Acquisitions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make an Acquisition in a transaction or related series of transactions unless each of the following criteria is met with each such Acquisition:

(a) no Default or Event of Default exists both before and after giving effect to such Acquisition;

(b) both before and after giving effect to such Acquisition, Availability is greater than or equal to $15,000,000;

(c) such Acquisition is substantially related to the business of the Borrower and Subsidiaries, taken as a whole, and is not hostile;

(d) both before and after giving effect to such Acquisition, the Borrower is in pro forma compliance with the Sections 6.17, 6.18, 6.19, and 6.20 and the Borrower has delivered to the Administrative Agent a Compliance Certificate reflecting such pro forma compliance with such Sections;

(e) if such Acquisition is an Acquisition of the Equity Interests of a Person, the Acquisition is structured so that the acquired Person shall become a direct or indirect Subsidiary of the Borrower and comply with the provisions of Section 5.6, if applicable; and if such Acquisition is an Acquisition of assets, the Acquisition is structured so that the Borrower or one of its direct or indirect Subsidiaries shall acquire such assets;

(f) no Credit Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected, as of the date of such Acquisition, to result in the existence or occurrence of a Material Adverse Change; and

(g) if the pro forma Leverage Ratio after giving effect to such Acquisition and as detailed in a certificate delivered by a Responsible Officer of the Borrower, is greater than 2.00 to 1.00, (i) the aggregate total consideration (whether paid in cash or in Equity Interest or assumed in liabilities by the purchaser(s)) for such Acquisition shall not exceed $10,000,000 and (ii) the aggregate total consideration (whether paid in cash or in Equity Interest or assumed in liabilities by the purchaser(s)) for all such Acquisitions in any fiscal year shall not exceed $25,000,000.

Section 6.5 Agreements Restricting Liens. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement, the Security Documents and agreements governing Debt permitted by Section 6.1(d) to the extent such restrictions govern only the asset financed pursuant to such Debt incurred pursuant to Section 6.1(d)) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations or restricts any Subsidiary of the Borrower from paying Restricted Payments to the Borrower, or which requires the consent of or notice to other Persons in connection therewith.

Section 6.6 Use of Proceeds; Use of Letters of Credit. The Borrower shall not, nor shall it permit any of its Subsidiaries to: (a) use the proceeds of the Term Advances for any purposes other than to, on the Effective Date, refinance the advances outstanding under, and as defined in, the Bilateral Agreement; (b) use the proceeds of the Revolving Advances for any purposes other than (i) to refinance the advances and other obligations outstanding under the Bilateral Agreement, (ii) working capital purposes, and (iii) general corporate purposes, including the payment of fees and expenses related to the entering into of this Agreement and the other Credit Documents; or (c) use the proceeds of the Swing Line Advances or the Letters of Credit for any purposes other than (i) working capital purposes and (ii) general corporate purposes. The Borrower shall not, directly or indirectly, nor shall it permit any of its Subsidiaries to, use any part of the proceeds of Advances or Letters of Credit for any purpose which violates, or is inconsistent with, Regulations T, U, or X.

Section 6.7 Corporate Actions.

(a) The Borrower shall not, nor shall it permit any of its Subsidiaries to, merge or consolidate with or into any other Person, except that the Borrower may merge with any of its wholly-owned Subsidiaries and any Credit Party may merge or be consolidated with or into any other Credit Party, provided that immediately after giving effect to any such proposed transaction no Default would exist and, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving entity.

(b) The Borrower shall not, nor shall it permit any of its Subsidiaries to, change its name or reorganize in another jurisdiction, create or suffer to exist any Subsidiary not existing on the date of this Agreement, sell or otherwise dispose of any of its ownership interest in any of its Subsidiaries, or in any manner rearrange its business structure as it exists on the date of this Agreement, provided that the Borrower may create or acquire new Subsidiaries if such new Subsidiaries comply with Section 5.6 and such transactions otherwise comply with the terms of this Agreement.

Section 6.8 Sale of Assets. The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell, convey, or otherwise transfer any of its assets except that (i) any Credit Party may sell, convey, or otherwise transfer any of its assets to any other Credit Party so long as no Default or Event of Default has occurred and is continuing or would be caused thereby; provided that the receiving Credit Party shall ratify, grant and confirm the Liens on such assets (and any other related Collateral) pursuant to documentation satisfactory to the Administrative Agent; (ii) the Borrower and its Subsidiaries may sell inventory in the ordinary course of business, (iii) the Borrower and its Subsidiaries may sell equipment for an aggregate amount not to exceed $2,000,000 provided that the proceeds of such sales are either reinvested in similar equipment within 90 days after the receipt thereof or are used to prepay the outstanding Term Advances; and (iv) the Borrower and its Subsidiaries may transfer assets outside the ordinary course of business up to an aggregate net book value equal to $250,000; provided that (A) such assets sold as permitted under clauses (ii) – (iv) may not be sold for an amount which is less than fair market value and (B) as to the sale of certificated equipment permitted under clauses (ii)–(iv), the Borrower shall have provided to the Administrative Agent written notice of such sale at least 20 days prior to the completion of such sale (or such shorter time period as acceptable to the Administrative Agent in its sole discretion).

Section 6.9 Restricted Payments; Subordinated Debt. The Borrower shall not, nor shall it permit any of its Subsidiaries to make any Restricted Payments except that so long as no Default exists or would result from the making of such Restricted Payment (a) the Subsidiaries of the Borrower may make Restricted Payments to the Borrower or any other Credit Party and (b) the Borrower may make scheduled principal payments of Permitted Subordinated Debt as they become due if (i) on the due date no Default exists, (ii) no Secured Party has notified either the Borrower or any holder of such Debt that a Default then exists or would be created by such payment, (iii) the pro forma Fixed Charge Coverage Ratio at the time of such scheduled principal payment shall not be less than 1.5 to 1.0 and (iv) immediately following such payment, Availability shall be equal to or greater than $5,000,000.

Section 6.10 Affiliate Transactions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates which are not Credit Parties unless such transaction or series of transactions is on terms no less favorable to the Borrower or any Subsidiary of the Borrower, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an affiliate.

Section 6.11 Line of Business. The Borrower shall not, and shall not permit any of its Subsidiaries to, change the character of the Borrower’s and its Subsidiaries collective business as conducted on the date of this Agreement, or engage in any type of business not reasonably related to the Borrower’s and its Subsidiaries collective business as presently and normally conducted.

Section 6.12 Hazardous Materials. The Borrower (a) shall not, nor shall it permit any of its Subsidiaries to, create, handle, transport, use, or dispose of any Hazardous Substance or Hazardous Waste, except in the ordinary course of its business and except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability on the Lenders or the Administrative Agent, and (b) shall not, nor shall it permit any of its Subsidiaries to, release any Hazardous Substance or Hazardous Waste into the environment and shall not permit the Borrower’s or its Subsidiaries’ Property to be subjected to any release of Hazardous Substance or Hazardous Waste, except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability on the Lenders or the Administrative Agent.

Section 6.13 Compliance with ERISA. Except for matters that individually or in the aggregate could not reasonably be expected to cause a Material Adverse Change, the Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly: (a) engage in any transaction in connection with which the Borrower or any Subsidiary of the Borrower could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any member of the Controlled Group to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Subsidiary of the Borrower or any member of the Controlled Group to the PBGC; (c) fail to make, or permit any member of the Controlled Group to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary of the Borrower or member of the Controlled Group is required to pay as contributions thereto; (d) permit to exist, or allow any Subsidiary of the Borrower or any member of the Controlled Group to permit to exist, any accumulated funding deficiency (or unpaid minimum required contribution for plan years after December 31, 2007) within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any member of the Controlled Group to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any member of the Controlled Group to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any member of the Controlled Group to acquire, an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any member of the Controlled Group to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; (i) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any liability; or (j) amend or permit any member of the Controlled Group to amend, a Plan resulting in an increase in current liability such that the Borrower, any Subsidiary of the Borrower or any member of the Controlled Group is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 6.14 Sale and Leaseback Transactions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Subsidiary of the Borrower shall lease as lessee such Property or any part thereof or other Property which the Borrower or a Subsidiary of the Borrower intends to use for substantially the same purpose as the Property sold or transferred.

Section 6.15 Operating Leases. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any lease that constitutes an operating lease under GAAP if the obligations of the Borrower or such Subsidiary as lessee under such lease would cause its lease payments (excluding payments for taxes, insurance, and other non-rental expenses to the extent not included within the stated amount of the rental payments under such lease) in respect of all such leases entered into by the Borrower and its Subsidiaries to exceed $2,500,000 during any fiscal year of the Borrower.

Section 6.16 Limitation on Hedging. The Borrower shall not, nor shall it permit any of its Subsidiaries to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or (b) be party to or otherwise enter into any Hedging Arrangement which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s or its Subsidiaries’ operations, (ii) is longer than the term of the Term Loan, or (iii) obligates the Borrower or any of its Subsidiaries to any margin call requirements.

Section 6.17 Minimum Net Worth. The Borrower shall not permit the Borrower’s Net Worth (as defined below) as of the end of each fiscal quarter, commencing with the quarter ending March 31, 2008, to be less than an amount equal to (i) 80% of the Borrower’s Net Worth as of the end of the fiscal quarter ended December 31, 2007 plus (ii) an amount equal to 75% of the Borrower’s consolidated Net Income for each fiscal quarter ending after December 31, 2007 in which such consolidated Net Income is greater than $0 plus (iii) an amount equal to 100% of equity issuance proceeds received by the Borrower or any Subsidiary after December 31, 2007. “Net Worth” means, as to the Borrower, the consolidated shareholder’s equity of the Borrower and its Subsidiaries (determined in accordance with GAAP).

Section 6.18 Leverage Ratio. The Borrower shall not permit the Leverage Ratio as of each fiscal quarter end to be more than (a) 3.50 to 1.0 for each fiscal quarter ending prior to September 30, 2008, (b) 3.0 to 1.0 for each fiscal quarter ending on or after September 30, 2008 but prior to March 31, 2009; (c) 2.75 to 1.0 for each fiscal quarter ending on or after March 31, 2009 but prior to September 30, 2009, and (d) 2.50 to 1.0 for each fiscal quarter ending on or after September 30, 2009.

Section 6.19 Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio as of each fiscal quarter end to be less than 1.25 to 1.0.

Section 6.20 Senior Leverage Ratio. Permit the Senior Leverage Ratio as of each fiscal quarter end to be more than 2.00 to 1.00.

Section 6.21 Capital Expenditures. The Borrower shall not, nor shall it permit any of its Subsidiaries to, cause the aggregate Capital Expenditures expended by the Borrower or any of its Subsidiaries in any fiscal year (or, with respect to any Subsidiary that was acquired during such fiscal year, the portion of such fiscal year that such Subsidiary was a Subsidiary) to exceed $20,000,000 for such fiscal year.

Section 6.22 Landlord Agreements. The Borrower shall not, nor shall it permit any of its Subsidiaries to (a) enter into any verbal or written leases with any Person who has not executed a lien waiver or subordination agreement in form and substance satisfactory to the Administrative Agent (other than extensions of existing leases), and (b) without limiting the generality of the forgoing clause (a), hold, store or otherwise maintain more than 20% of the aggregate value of the Borrower’s and its Subsidiaries’ Inventory and equipment at locations which are not owned by a Credit Party and which are not covered by a lien waiver or subordination agreement in form and substance satisfactory to the Administrative Agent.

Section 6.23 Amendment of Permitted Subordinated Debt Terms. The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend any of the documents or terms governing any Permitted Subordinated Debt or any Debt permitted under clause 6.1(h) so as to change the stated maturity date of the principal of such debt, or any installment of interest thereon, to an earlier date, increase the rate of interest thereon or any premium payable on the redemption thereof, change any of the redemption or subordination provisions thereof (or the definitions of any defined terms contained therein) or otherwise change in any respect materially adverse to the interests of any of the Secured Parties any of the terms thereof, in each case, without prior written consent of the Administrative Agent.

Section 6.24 Convertible Senior Notes.

(a) The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to the Convertible Senior Notes or the Indenture (i) which shortens the fixed maturity, or increases the rate or shortens the time of payment of interest on, or increases the amount or shortens the time of payment of any principal or premium payable whether at maturity, at a date fixed for prepayment, by acceleration, by mandatory redemption, repayment, prepayment, or defeasance for cash or otherwise of such Convertible Senior Notes, or increases the amount of, or accelerates the time of payment of, any fees payable in connection therewith; (ii) which relates to the affirmative or negative covenants, events of default or remedies under the documents or instruments evidencing such Debt and the effect of which is to subject the Borrower or any of its Subsidiaries, to any provisions that are more onerous or more restrictive provisions than those set forth in this Agreement; or (iii) which otherwise adversely affects the interests of the Secured Parties as senior creditors or the interests of any of the Secured Parties under this Agreement or any other Credit Documents in any material respect.

(b) The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or offer to make any optional or voluntary repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) (whether in whole or in part) of any of the Convertible Senior Notes.

Section 6.25 Borrowing Base Deficiency. The Borrower shall not, nor shall it permit any of its Subsidiaries to, permit a Borrowing Base Deficiency to exist at any time.

ARTICLE 7

DEFAULT AND REMEDIES

Section 7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and any other Credit Document:

(a) Payment Failure. Any Credit Party (i) fails to pay any principal or interest when due under this Agreement or (ii) fails to pay, within three Business Days of when due, any other amount due under this Agreement or any other Credit Document, including payments of fees, reimbursements, and indemnifications;

(b) False Representation or Warranties. Any representation or warranty made or deemed to be made by any Credit Party or any officer thereof in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect (provided such materiality qualifier shall not apply in instances where a specific representation contains a materiality or Material Adverse Effect qualifier) at the time it was made or deemed made;

(c) Breach of Covenant. (i) Any breach by any Credit Party of any of the covenants in Section 5.2(d), Section 5.2(g), Section 5.3(a), Section 5.12(c) or Article 6 of this Agreement or the corresponding covenants in any Guaranty or (ii) any breach by any Credit Party of any other covenant contained in this Agreement or any other Credit Document and such breach is not cured within 30 days after the earlier of the date notice thereof is given to the Borrower by the Administrative Agent or any Lender or the date any officer of the Borrower or any other Credit Party obtained actual knowledge thereof;

(d) Guaranties. Any provisions in the Guaranties shall at any time (before its expiration according to its terms) and for any reason cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any party thereto; any Guarantor shall deny it has any liability or obligation under such Guaranties; or any Guarantor shall cease to exist other than as expressly permitted by the terms of this Agreement;

(e) Security Documents. Any Security Document shall at any time and for any reason cease to create an Acceptable Security Interest in the Property purported to be subject to such agreement in accordance with the terms of such agreement or any material provisions thereof shall cease to be in full force and effect and valid and binding on the Credit Party that is a party thereto or any such Person shall so state in writing; provided that, with respect to the acquisition of any new equipment title of which is evidenced by a certificate of title, the Borrower shall have 30 days from the date of acquisition of such equipment to deliver such certificate of title to the Administrative Agent and otherwise create an Acceptable Security Interest in such equipment;

(f) Cross-Default. (i) The Borrower or any Guarantor shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $500,000.00 individually or when aggregated with all such Debt of the Borrower and the Subsidiaries so in default (but excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $500,000.00 individually or when aggregated with all such Debt of the Borrower and the Subsidiaries so in default (other than Debt evidenced by the Notes), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment); provided that, for purposes of this paragraph (f), the “principal amount” of the obligations in respect of Hedging Arrangements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Arrangements were terminated at such time;

(g) Bankruptcy and Insolvency. (i) Any Credit Party or any Subsidiary of the Borrower shall terminate its existence or dissolve or (ii) any Credit Party, any Subsidiary of the Borrower (A) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under bankruptcy or other laws for the relief of debtors; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief or (B) shall have had, without its consent: any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under bankruptcy or other laws for the relief of debtors and such petition shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive;

(h) Adverse Judgment. The Borrower or any of its Subsidiaries suffers final judgments against any of them since the date of this Agreement in an aggregate amount, less any insurance proceeds covering such judgments which are received or as to which the insurance carriers admit liability, greater than $500,000.00 and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

(i) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expect to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $500,000.00;

(j) Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $500,000.00; or

(k) Change in Control. The occurrence of a Change in Control.

Section 7.2 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to Section 7.1(g)) shall have occurred and be continuing, then, and in any such event,

(a) the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare that the obligation of each Lender and the Swing Line Lender to make Advances and the obligation of the Issuing Lender to issue Letters of Credit shall be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Notes, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower,

(b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or cash collateralized at such time, and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.3 Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(g) shall occur,

(a) the obligation of each Lender and the Swing Line Lender to make Advances and the obligation of the Issuing Lender to issue Letters of Credit shall immediately and automatically be terminated and the Notes, all interest on the Notes, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower,

(b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or cash collateralized at such time, and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.4 Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent, if any, specified by Section 7.2 to authorize the Administrative Agent to declare the Notes and any other amount payable hereunder due and payable pursuant to the provisions of Section 7.2 or the automatic acceleration of the Notes and all amounts payable under this Agreement pursuant to Section 7.3, the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes held by the Administrative Agent or such Lender, and the other Credit Documents, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under this Agreement, such Note, or such other Credit Documents, and although such obligations may be unmatured. Each Lender agrees to promptly notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section 7.4 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

Section 7.5 Remedies Cumulative, No Waiver. No right, power, or remedy conferred to any Lender in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. Any Lender may cure any Event of Default without waiving the Event of Default. No notice to or demand upon the Borrower shall entitle the Borrower to similar notices or demands in the future.

Section 7.6 Application of Payments. Prior to an Event of Default, all payments made hereunder shall be applied by the Administrative Agent as directed by the Borrower, but such payments are subject to the terms of this Agreement, including the application of prepayments according to Section 2.5. During the existence of an Event of Default, all payments and collections received by the Administrative Agent shall be applied to the Secured Obligations in accordance with Section 2.12 and in the following order:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Credit Document) in connection with this Agreement or any of the Secured Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent as secured party hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

SECOND, to the payment of all accrued interest constituting part of the Secured Obligations (the amounts so applied to be distributed ratably among the Lenders (and to the extent applicable to Hedging Arrangements, the Swap Counterparties and to the extent applicable to Banking Services Obligations, Wells Fargo or its Affiliate that is owed such obligations) pro rata in accordance with the amounts of the Secured Obligations owed to them on the date of any such distribution);

THIRD, to the payment of any then due and owing principal constituting part of the Secured Obligations (the amounts so applied to be distributed ratably among the Lenders (and to the extent applicable to Hedging Arrangements, the Swap Counterparties and to the extent applicable to Banking Services Obligations, Wells Fargo or its Affiliate that is owed such obligations) pro rata in accordance with the principal amounts of the Obligations owed to them on the date of any such distribution), and when applied to make distributions by the Administrative Agent to pay the principal amount of the outstanding Borrowings, pro rata to the Lenders;

FOURTH, to the payment of any then due and owing other amounts (including fees and expenses) constituting part of the Secured Obligations (the amounts so applied to be distributed ratably among the Lenders (and to the extent applicable to Hedging Arrangements, the Swap Counterparties and to the extent applicable to Banking Services Obligations, Wells Fargo or its Affiliate that is owed such obligations) pro rata in accordance with such amounts owed to them on the date of any such distribution), and when applied to make distributions by the Administrative Agent to pay such amounts payable to the Lenders under this Credit Agreement, pro rata to the Lenders; and

FIFTH, to the Credit Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.1 Appointment, Powers, and Immunities. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent under this Agreement and the other Credit Documents with such powers and discretion as are specifically delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 8.5 and the first sentence of Section 8.6 shall include its Affiliates and its own and its Affiliates’ officers, directors, employees, and agents): (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Credit Document or any certificate or other document referred to or provided for in, or received by any of them under, any Credit Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Credit Document, or any other document referred to or provided for therein or for any failure by any Credit Party or any other Person to perform any of its obligations thereunder; (c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Credit Party or the satisfaction of any condition or to inspect the Property (including the books and records) of any Credit Party or any of its Subsidiaries or Affiliates; (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Credit Document unless requested by the Majority Lenders in writing and it receives indemnification satisfactory to it from the Lenders; and (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Credit Document, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.

Section 8.2 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telecopy) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Credit Party), independent accountants, and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Notes as the holder thereof for all purposes hereof unless and until the Administrative Agent receives and accepts an Assignment and Acceptance executed in accordance with Section 9.7. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to any Credit Document or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

Section 8.3 Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 8.2) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Majority Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

Section 8.4 Rights as Lender. With respect to its Commitments and the Advances made by it, Wells Fargo (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. Wells Fargo (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with any Credit Party or any of its Subsidiaries or Affiliates as if it were not acting as Administrative Agent, and Wells Fargo (and any successor acting as Administrative Agent) and its Affiliates may accept fees and other consideration from any Credit Party or any of its Subsidiaries or Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 8.5 Indemnification.

(a) THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION, EXPIRATION OR FULL REDUCTION OF EACH SUCH COMMITMENT), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR

ASSERTED AGAINST THE ADMINISTRATIVE AGENT IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING THE ADMINISTRATIVE AGENT’S OWN NEGLIGENCE), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM THE ADMINISTRATIVE AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

(b) THE REVOLVING LENDERS SEVERALLY AGREE TO INDEMNIFY THE ISSUING LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE REVOLVING ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE REVOLVING ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE AMOUNTS OF THE REVOLVING COMMITMENTS THEN HELD BY EACH OF THEM, OR, IF NO SUCH PRINCIPAL AMOUNTS ARE THEN OUTSTANDING AND NO REVOLVING COMMITMENTS ARE THEN EXISTING, RATABLY ACCORDING TO THE REVOLVING COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION OR EXPIRATION THEREOF), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ISSUING LENDER IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ISSUING LENDER UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING THE ISSUING LENDER’S OWN NEGLIGENCE), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO REVOLVING LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM THE ISSUING LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH REVOLVING LENDER AGREES TO REIMBURSE THE ISSUING LENDER PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF ANY

OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ISSUING LENDER IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, TO THE EXTENT THAT THE ISSUING LENDER IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

Section 8.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and the other Credit Parties and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Credit Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder and for other information in the Administrative Agent’s possession which has been requested by a Lender and for which such Lender pays the Administrative Agent’s expenses in connection therewith, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.

Section 8.7 Resignation of Administrative Agent and Issuing Lender. The Administrative Agent or the Issuing Lender may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon receipt of notice of any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent or Issuing Lender with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Administrative Agent or Issuing Lender shall have been so appointed by the Majority Lenders with the consent of the Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s or Issuing Lender’s giving of notice of resignation, then the retiring Administrative Agent or Issuing Lender may, on behalf of the Lenders and the Borrower, appoint a successor Administrative Agent or Issuing Lender, which shall be, in the case of a successor agent, a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $250,000,000.00 and, in the case of the Issuing Lender, a Lender. Upon the acceptance of any appointment as Administrative Agent or Issuing Lender by a successor Administrative Agent or Issuing Lender, such successor Administrative Agent or Issuing Lender shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent or Issuing Lender, and the retiring Administrative Agent or Issuing Lender shall be discharged from its duties and obligations under this Agreement and the other Credit Documents, except that the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit. After any retiring Administrative Agent’s or Issuing

Lender’s resignation as Administrative Agent or Issuing Lender, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Issuing Lender under this Agreement and the other Credit Documents.

Section 8.8 Collateral Matters.

(a) The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from such Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Security Documents. The Administrative Agent is further authorized (but not obligated) on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Credit Documents or applicable Legal Requirements. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party hereby agrees to the terms of this paragraph (a).

(b) The Lenders hereby, and any other Secured Party by accepting the benefit of the Liens granted pursuant to the Security Documents, irrevocably authorize the Administrative Agent to (i) release any Lien granted to or held by the Administrative Agent upon any Collateral (a) upon termination of this Agreement, termination of all Hedging Agreements with such Persons, termination of all Letters of Credit, and the payment in full of all outstanding Advances, Letter of Credit Obligations and all other Secured Obligations payable under this Agreement and under any other Credit Document; (b) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or any other Credit Document; (c) constituting property in which no Credit Party owned an interest at the time the Lien was granted or at any time thereafter; or (d) constituting property leased to any Credit Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended; and (ii) release a Guarantor from its obligations under a Guaranty and any other applicable Credit Document if such Person ceases to be a Subsidiary as a result of a transaction permitted under this Agreement. Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.8.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Costs and Expenses. The Borrower agrees to pay on demand

(a) all reasonable out-of-pocket costs and expenses of Administrative Agent (but not of other Lenders) in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Notes, and the other Credit Documents including costs associated with field examinations, appraisals, and the reasonable fees and out-of-pocket expenses of outside counsel for Administrative Agent (but not of other Lenders), with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, and

(b) all out-of-pocket costs and expenses, if any, of the Administrative Agent and each Lender (including outside counsel fees and expenses of each Lender) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Notes, and the other Credit Documents.

Section 9.2 Indemnification. THE BORROWER AGREES TO INDEMNIFY AND HOLD HARMLESS THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND EACH LENDER AND EACH OF THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND ADVISORS (EACH, AN “INDEMNIFIED PARTY”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNIFIED PARTY, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF DEFENSE IN CONNECTION THEREWITH) THE CREDIT DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE ADVANCES, INCLUDING SUCH INDEMNIFIED PARTY’S OWN NEGLIGENCE, EXCEPT TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS SECTION 9.2 APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY ANY CREDIT PARTY, ITS DIRECTORS, SHAREHOLDERS OR CREDITORS OR AN INDEMNIFIED PARTY OR ANY OTHER PERSON OR ANY INDEMNIFIED PARTY IS OTHERWISE A PARTY THERETO AND WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED. THE BORROWER AGREES NOT TO ASSERT ANY CLAIM AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY OF THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, AGENTS, AND ADVISERS, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR OTHERWISE RELATING TO THE CREDIT DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE ADVANCES. WITHOUT PREJUDICE TO THE SURVIVAL OF ANY OTHER AGREEMENT OF THE BORROWER HEREUNDER, THE AGREEMENTS AND OBLIGATIONS OF THE BORROWER CONTAINED IN THIS SECTION 9.2 SHALL SURVIVE THE PAYMENT IN FULL OF THE ADVANCES AND ALL OTHER AMOUNTS PAYABLE UNDER THIS AGREEMENT.

Section 9.3 Waivers and Amendments. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the

Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a) no amendment, waiver, or consent shall, unless in writing and signed by all the Term Lenders and the Borrower, do any of the following: (i) reduce the principal of, or interest on, the Term Notes, (ii) postpone or extend any date fixed for any payment of principal of, or interest on, the Term Notes, including, without limitation, the Term Maturity Date, or (iii) change the number of Term Lenders which shall be required for the Term Lenders to take any action hereunder or under any other Credit Document;

(b) no amendment, waiver, or consent shall, unless in writing and signed by all the Revolving Lenders and the Borrower, do any of the following: (i) reduce the principal of, or interest on, the Revolving Notes, (ii) postpone or extend any date fixed for any payment of principal of, or interest on, the Revolving Notes, including, without limitation, the Revolving Maturity Date, or (iii) change the number of Revolving Lenders which shall be required for the Revolving Lenders to take any action hereunder or under any other Credit Document;

(c) no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders and the Borrower, do any of the following: (i) waive any of the conditions specified in Article 3, (ii) reduce any fees or other amounts payable hereunder or under any other Credit Document (other than those specifically addressed above in this Section 9.3), (iii) increase the aggregate Commitments, (iv) postpone or extend any date fixed for any payment of any fees or other amounts payable hereunder (other than those otherwise specifically addressed in this Section 9.3), (v) other than as a result of acceleration pursuant to Article 7, change the Term Maturity Date to a date that is earlier than one day after the then effective Revolving Maturity Date, amend the amortization schedule thereof so as to require more than 1% per annum of the aggregate Term Advances outstanding on Effective Date, or otherwise change any provision hereof which would have the effect of increasing the aggregate amount of Term Advances that are required to be paid in any given year, (vi) amend Section 2.12(e), Section 7.6, this Section 9.3 or any other provision in any Credit Document which expressly requires the consent of, or action or waiver by, all of the Lenders, (vii) release any Guarantor from its obligation under any Guaranty or, except as specifically provided in the Credit Documents and as a result of transactions permitted by the terms of this Agreement, release all or a material portion of the Collateral except as permitted under Section 8.8(b); or (viii) amend the definitions of “Majority Lenders”, “Majority Revolving Lenders”, “Majority Term Lenders”, or “Maximum Exposure Amount”;

(d) no Commitment of a Lender or any obligations of a Lender may be increased without such Lender’s written consent;

(e) no amendment, waiver, or consent shall, unless in writing and signed by the Majority Revolving Lenders and the Majority Term Lenders, adversely affect the interests, rights or obligations of the Revolving Lenders in a manner substantially different from the effect of such amendment, waiver or consent on the Term Lenders, it being understood that, if the excess of the aggregate Revolving Commitments over the sum of (i) the aggregate outstanding amount of all Revolving Advances plus (ii) the Letter of Credit Exposure plus (iii) the aggregate outstanding amount of all Swing Line Advances, is greater than $0, any amendment, waiver or consent that has the effect of curing or waiving any Default shall require the consent of the Majority Revolving Lenders in addition to all other consents required hereunder;

(f) no amendment, waiver, or consent shall, unless in writing and signed by the Majority Revolving Lenders and the Majority Term Lenders, adversely affect the interests, rights or obligations of the Term Lenders in a manner substantially different from the effect of such amendment, waiver or consent on the Revolving Lenders;

(g) no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document;

(h) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Issuing Lender under this Agreement or any other Credit Document; and

(i) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Swing Line Lender under this Agreement or any other Credit Document.

Section 9.4 Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.5 Survival of Representations and Obligations. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making of the Advances or the issuance of any Letters of Credit and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.10, 2.11, 2.13(c), 9.1 and 9.2 and all of the obligations of the Lenders in Section 8.5 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 9.6 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, and each Lender and their respective successors and assigns, except that neither the Borrower nor any other Credit Party shall have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Section 9.7 Lender Assignments and Participations.

(a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Advances, its Notes, and its Commitments); provided, however, that (i) each such assignment shall be to an Eligible Assignee; (ii) except in the case of an assignment to another Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, any such partial assignment with respect to the Revolving Commitments shall be in an amount at least equal to $5,000,000.00 and any such partial assignment with respect to the Term Loan shall be in an amount at least equal to $5,000,000; (iii) each assignment of a Lender’s rights and obligations with respect to Revolving Advances and its Revolving Commitment shall be of an constant, and not varying percentage of all of its rights and obligations under this Agreement as a Revolving Lender and the Revolving Notes (other than rights of reimbursement and indemnity arising before the effective date of such assignment) and shall be of an equal pro rata share of the Assignor’s interest in the Revolving Advances and Revolving Commitments; (iv) each assignment of a Lender’s rights and obligations with respect to Term Advances and its Term Commitment shall be of an constant, and not varying percentage of all of its rights and obligations under this Agreement as a Term Lender and the Term Notes (other than rights of reimbursement and indemnity arising before the effective date of such assignment) and shall be of an equal pro rata share of the Assignor’s interest in the Term Advances and Term Commitments; and (v) the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment and Acceptance, together with any Notes subject to such assignment and the assignor or assignee Lender shall pay a processing fee of $3,500.00; provided that such processing fee shall not be required for the initial assignments made by Wells Fargo as a Lender in connection with the initial syndication of its Commitments hereunder. Upon execution, delivery, and acceptance of such Assignment and Acceptance and payment of the processing fee, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section 9.7, the assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 2.13(e).

(b) The Administrative Agent shall maintain at its address referred to in Section 9.9 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Credit Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.

(c) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Notes subject to such assignment and payment of the processing fee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the parties thereto.

(d) Each Lender may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of its Commitments or its Advances) provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Sections 2.10 and 2.11 and the right of set-off contained in Section 7.4, and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Advances and its Notes and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Advances or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Advances or Notes, or extending its Commitment).

(e) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign and pledge all or any portion of its Advances and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

(f) Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of the following paragraph Section 9.8.

Section 9.8 Confidentiality. The Administrative Agent, the Swing Line Lender, the Issuing Lender, and each Lender (each a “Lending Party”) agree to keep confidential any information furnished or made available to it by the Borrower pursuant to this Agreement; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or Affiliate of any Lending Party for purposes of evaluating the transactions contemplated hereby, (b) to any other Person if directly incidental to the administration of the credit facility provided herein, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (g) in connection with any litigation relating to this Agreement or any other Credit Document to which such Lending Party or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Credit Document, and (i) to any actual or proposed participant or assignee, in each case, subject to provisions substantially similar to those contained in this Section 9.7. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (a) restrict the Administrative Agent, the Issuing

Lender or any Lender from providing information to any bank or other regulatory or governmental authorities, including the Board and its supervisory staff; (b) require or permit the Administrative Agent, the Issuing Lender or any Lender to disclose to the Borrower that any information will be or was provided to the Board or any of its supervisory staff; or (c) require or permit the Administrative Agent, the Issuing Lender or any Lender to inform the Borrower of a current or upcoming Board examination or any nonpublic Board supervisory initiative or action.

Section 9.9 Notices, Etc. All notices and other communications (other than Notices of Borrowing and Notices of Continuation or Conversion, which are governed by Article 2 of this Agreement) shall be in writing and hand delivered with written receipt, telecopied, sent by facsimile (with a hard copy sent as otherwise permitted in this Section 9.9), sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested as follows: if to the Borrower or a Guarantor, as specified on Schedule II and if to any Lender, the Swing Line Lender, or the Issuing Lender, at its credit contact specified under its name on Schedule II. Each party may change its notice address by written notification to the other parties. All such notices and communications shall be effective when delivered, except that notices and communications to any Lender, Swing Line Lender, or the Issuing Lender pursuant to Article 2 shall not be effective until received and, in the case of telecopy, such receipt is confirmed by such Lender, Swing Line Lender or Issuing Lender, as applicable, verbally or in writing.

Section 9.10 Business Loans. The Borrower warrants and represents that the Obligations evidenced by the Notes are and shall be for business, commercial, investment or other similar purposes and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One (“Chapter One”) of the Texas Credit Code. At all such times, if any, as Chapter One shall establish a Maximum Rate, the Maximum Rate shall be the “indicated rate ceiling” (as such term is defined in Chapter One) from time to time in effect.

Section 9.11 Usury Not Intended. It is the intent of the Borrower and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of Texas, if any, and the United States of America from time to time in effect. In furtherance thereof, the Lenders and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Notes (or if such Notes shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Notes are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Notes (or, if the applicable Notes shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Notes all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

Section 9.12 Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 9.13 Governing Law; Submission to Jurisdiction. This Agreement, the Notes and the other Credit Documents (unless otherwise expressly provided therein) shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas. Without limiting the intent of the parties set forth above, (a) Chapter 346 of the Texas Finance Code, as amended (relating to revolving loans and revolving tri-party accounts (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15)), shall not apply to this Agreement, the Notes, or the transactions contemplated hereby and (b) to the extent that any Lender may be subject to Texas law limiting the amount of interest payable for its account, such Lender shall utilize the indicated (weekly) rate ceiling from time to time in effect. Each Letter of Credit shall be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 500 (1993 version). The Borrower hereby irrevocably submits to the jurisdiction of any Texas state or federal court sitting in Houston, Texas in any action or proceeding arising out of or relating to this Agreement or the other Credit Documents, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. The Borrower hereby unconditionally and irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Borrower at its address set forth in this Agreement. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against the Borrower or its Property in the courts of any other jurisdiction.

Section 9.14 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.15 Waiver of Jury. THE BORROWER, THE LENDERS, THE ADMINISTRATIVE AGENT, THE ISSUING LENDER, AND THE SWING LINE LENDER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.16 USA Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, A LOAN AGREEMENT IN WHICH THE AMOUNT INVOLVED IN THE LOAN AGREEMENT EXCEEDS $50,000.00 IN VALUE IS NOT ENFORCEABLE UNLESS THE LOAN AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR THAT PARTY’S AUTHORIZED REPRESENTATIVE.

THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO AN AGREEMENT SUBJECT TO THE PRECEDING PARAGRAPH SHALL BE DETERMINED SOLELY FROM THE WRITTEN LOAN AGREEMENT, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THE LOAN AGREEMENT. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTERS SET FORTH HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of this page intentionally left blank. Signature pages follow.]

EXECUTED as of the date first above written.

BORROWER:

FLOTEK INDUSTRIES, INC.

By	/s/ Jerry D. Dumas, Sr.
Jerry D. Dumas, Sr.
President and Chief Executive Officer

Signature page to Credit Agreement

(Flotek Industries, Inc.)

ADMINISTRATIVE AGENT:

WELLS FARGO BANK,
NATIONAL ASSOCIATION
as Administrative Agent, Swing Line Lender
and Issuing Lender

By	/s/ Eric Hollingsworth
Eric Hollingsworth
Senior Vice President

LENDERS:

WELLS FARGO BANK,
NATIONAL ASSOCIATION
as a Revolving Lender and a Term Lender

By	/s/ Eric Hollingsworth
Eric Hollingsworth
Senior Vice President

Signature page to Credit Agreement

(Flotek Industries, Inc.)